UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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1st Constitution Bancorp
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1ST CONSTITUTION BANCORP
P.O. Box 634
2650 Route 130 North
Cranbury, New Jersey 08512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 24, 2018

To Our Shareholders:

The 2018 Annual Meeting of Shareholders of 1st Constitution Bancorp will be held on Thursday, May 24, 2018 at 3:00 p.m. Eastern Time at the Forsgate Country Club, 375 Forsgate Drive, Monroe Township, New Jersey, 08831.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	The election of four directors to the Company’s Board of Directors;

2.	The approval of the compensation of our named executive officers on an advisory (non-binding) basis;

3.	The ratification of the selection of BDO USA LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year; and

4.	The conduct of other business if properly raised.

Shareholders of record at the close of business on April 4, 2018 are entitled to notice of, and to vote at, the Annual Meeting.  Whether or not you contemplate attending the Annual Meeting, we suggest that you promptly execute the enclosed proxy and return it to the Company or submit your proxy on the Internet as instructed on the enclosed proxy card.  You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later-dated proxy or by delivering a written notice of revocation to the Company.

The Board of Directors of the Company believes that the election of the nominees and the proposals being submitted to the shareholders are in the best interest of the Company and its shareholders and urges you to vote in favor of the nominees and the proposals.

Important notice regarding the availability of proxy materials for the 2018 Annual Meeting of Shareholders: The Proxy Statement for the 2018 Annual Meeting of Shareholders and 2017 Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/20330/.

By Order of the Board of Directors

ROBERT F. MANGANO
President and Chief Executive Officer
Cranbury, New Jersey
April 27, 2018

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, please vote your proxy as promptly as possible, whether or not you plan to attend the Annual Meeting.  The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum at the Annual Meeting.  A stamped self-addressed envelope is enclosed for your convenience.

1ST CONSTITUTION BANCORP
P.O. Box 634
2650 Route 130 North
Cranbury, New Jersey 08512

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 24, 2018

GENERAL PROXY STATEMENT INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of 1st Constitution Bancorp (the “Company”) for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 24, 2018, at 3:00 p.m. Eastern Time, at the Forsgate Country Club, 375 Forsgate Drive, Monroe Township, New Jersey, 08831.

The first date on which this proxy statement and the enclosed form of proxy are being sent to the shareholders of the Company is on or about April 27, 2017.

The Company’s principal executive office is P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512.  1st Constitution Bank is a wholly-owned subsidiary of the Company and is sometimes referred to as the “Bank.”

Outstanding Securities and Voting Rights and Procedures

The Board of Directors fixed the close of business of the Company (5:00 p.m. Eastern Time) on April 4, 2018 as the record date and time for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.  Only shareholders of record as of that date and hour will be entitled to notice of, and to vote at, the Annual Meeting.

On the record date, there were 8,112,292 shares of common stock of the Company outstanding and eligible to be voted at the Annual Meeting.  Each share is entitled to one vote on each matter properly brought before the Annual Meeting.  Other than Company common stock, there are no other outstanding securities of the Company entitled to vote at the Annual Meeting.

For each proxy timely submitted by a shareholder and that is not revoked, the shares represented thereby will be voted at the Annual Meeting in the manner specified on the proxy.  However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends, that is, (a) “FOR” the election of the four nominees for director named in this proxy statement; (b) “FOR” the approval (on an advisory basis) of the compensation of our named executive officers; (c) “FOR” the ratification of the selection of BDO USA LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year; and (d) in connection with the conduct of other business, if properly raised, in accordance with the judgment of the person or persons named as proxies.  If, for any reason, either nominee for director is unable or unavailable to serve or for good cause will not serve, an event that we do not anticipate, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board or the size of the Board may be reduced.

To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date and mail your proxy card in the envelope provided as soon as possible.  If you wish to vote using the Internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions.  Have your proxy card available when you access the web page.  If you vote using the Internet, you must vote no later than 11:59 p.m. Eastern Time on May 23, 2018.

If any other matters are properly presented at the Annual Meeting for consideration, such as consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote, unless the shareholder otherwise specifies in the proxy.  As of the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally is necessary to constitute a quorum at the Annual Meeting.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received voting instructions from the beneficial owner.

Certain proposals, such as the ratification of the appointment of auditors, are considered “routine” matters, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions.  For “non-routine” proposals, such as the election of directors and the advisory vote to approve the compensation of our named executive officers, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect a director.  An abstention or a broker non-vote will have no effect on the outcome of the vote on the election of a director.  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the compensation of our named executive officers and to ratify the selection of BDO USA LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year.  The vote for the approval of the compensation of our named executive officers is on an advisory basis and is therefore non-binding.  For these last two proposals, abstentions and broker non-votes will not be counted as votes and, accordingly, will have no effect on the outcome of the vote.

Election inspectors appointed for the Annual Meeting will tabulate the votes cast by proxy or in person at the meeting.  The election inspectors will determine whether or not a quorum is present.  Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker.

Revocability of Proxies

Any shareholder giving a proxy has the right to attend and to vote at the Annual Meeting in person.  If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the Annual Meeting.  If you submit a proxy and then wish to change your vote, you will need to revoke the proxy that you have submitted.  You can revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by timely delivery of a properly executed, later-dated proxy or a written revocation of your proxy.  A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512, or it must be delivered to the Corporate Secretary at the Annual Meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via the Internet no later than 11:59 p.m. Eastern Time on May 23, 2018.

Multiple Copies of Annual Report and Proxy Statement

When more than one holder of Company common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders.  Similarly, brokers and other intermediaries holding shares of Company common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly, upon written or oral request, a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered.  You may make such a request in writing to Stephen J. Gilhooly, Senior Vice President and Chief Financial Officer, 1st Constitution Bancorp, at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512, or by calling Mr. Gilhooly at (609) 655-4500.  This proxy statement and the annual report are available at: http://www.astproxyportal.com/ast/20330/.

You may also contact Mr. Gilhooly at the address or telephone number above if you are a shareholder of record of the Company and you wish to receive a separate annual report or proxy statement, as applicable, in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future.  If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

Solicitation of Proxies

This proxy solicitation is being made by the Board.  The cost of the solicitation will be borne by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile, email, or other electronic means by officers, directors and employees of the Company.  We will not specially compensate those persons for such solicitation activities.  Although we do not expect to do so, we may retain a proxy-soliciting firm to assist us in soliciting proxies.  If so, we would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such persons for their reasonable expenses incurred in forwarding the materials.

ITEM 1 – ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three separate classes of directors, designated as Class I, Class II and Class III.  The directors in Class I are serving a three-year term that expires at the 2018 Annual Meeting; the directors in Class II are serving a three-year term that expires in 2019; and the directors in Class III are serving a three-year term that expires in 2020, and in each case until their successors are duly elected and qualified.  At each annual meeting, one class of directors is elected for terms of three years to succeed to those directors in the class whose terms then expire.

The Company’s certificate of incorporation requires each class of directors to consist as nearly as possible of one-third of the authorized number of directors.  In the event that a nominee stands for election as a director at an annual meeting of shareholders as a result of an increase by the Board of Directors of the authorized number of directors and such nominee is to serve in a class of directors whose term is not expiring at such annual meeting of shareholders, the nominee, if elected, may stand for an initial term expiring concurrent with the expiration of the term of the directors in the class to which such nominee is elected as a director.

The director nominees for election at the 2018 Annual Meeting are the four nominees for election as Class I directors: Charles S. Crow, III, J. Lynne Cannon, Carmen M. Penta and William J. Barrett, who, if elected, will each serve a three-year term expiring in 2021 and until their successors are duly elected and qualified.

The number of nominees was determined by the Board of Directors pursuant to the Company’s by-laws.  If, for any reason, any nominee for director is unable or unavailable to serve or for good cause will not serve, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board or the size of the Board may be reduced.  The Board believes that the named nominees are available, and, if elected, will be able to serve.

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth (i) the name, age and class of the nominees for election to director, the names, ages and classes of the directors whose terms extend beyond 2018 and the name and age of the executive officers of the Company who do not also serve as directors of the Company, (ii) the other positions and offices presently held by such persons with the Company, if any, (iii) the period during which such persons have served on the Board of Directors, if applicable, (iv) the expiration of each director’s term as a director if such nominee is elected as a director at the 2018 Annual Meeting and (v) the principal occupations and employment of such persons during the past five years.  Additional biographical information for each person follows the tables.

NOMINEES FOR ELECTION AT 2018 ANNUAL MEETING

Name and Position with the Company, if any	Age	Class	Director Since	If Elected, Expiration of Term	Principal Occupation

Charles S. Crow, III, Chairman of the Board	68	I	1999	2021	Attorney, Crow & Cushing, Princeton, New Jersey

J. Lynne Cannon	71	I	2016	2021	Chief Executive Officer, Consulting, Princeton Management Development Institute, Trenton, NJ

Carmen M. Penta	73	I	2017	2021	CPA, Partner, Addeo, Polacco & Penta, LLC, Eatontown, New Jersey

William J. Barrett	62	I	2017	2021	Adjunct Professor, LeMoyne College CPA, Retired Partner, Ernst & Young, LLP

Set forth below is the name of, and certain biographical information regarding, the director nominees.

Charles S. Crow, III has served as the Chairman of the Board of the Company and of the Bank since March 2005.  From February 2000 until May 2005, Mr. Crow served as corporate secretary of the Company.  Mr. Crow is a partner in the law firm of Crow & Cushing in Princeton, New Jersey, which is the successor to Crow & Associates.  From January 1, 1992 to November 30, 1998, Mr. Crow was a partner in the law firm of Crow & Tartanella in Somerset, New Jersey.  Mr. Crow serves as a director of QCM OTUS Fund SPC LTD AFP SP; QCM OTUS Fund SPC GDP SP; Blenheim Commodity Fund, Ltd; Blenheim Global Markets Fund, Ltd.; Parsoon Opportunity Fund Ltd.; Tenor Opportunity Master Fund, Ltd.; Tenor Opportunity Fund, Ltd.; Aria Opportunity Fund, Ltd.; and Aria Opportunity Offshore Fund, Ltd.  In the past, Mr. Crow has served as a trustee with respect to alternative mutual funds and other registered investment advisory companies registered with the Securities and Exchange Commission under the Investment Company Act of 1940.  The companies mentioned are private open-ended fund companies invested in traditional and alternative investments.  Mr. Crow is also a director and finance committee member of Centurion Ministries, Inc., a nonprofit entity that seeks to vindicate and free from prison those individuals who are factually innocent of the crimes for which they have been convicted, and is also a trustee of the Antique Boat Museum in Clayton, New York, serving on the audit and finance committees.

Mr. Crow is qualified to serve on our Board of Directors because of his education, his business skills and expertise, and his extensive legal knowledge, acquired over the years from private legal practice as well as through his service on other boards.

J. Lynne Cannon has been Chief Executive Officer of the Princeton Management Development Institute, a firm serving biotechnology and pharmaceutical businesses, since 2006. Prior to this, Ms. Cannon served as Global Senior Vice President of Human Resources for Novartis Biomedical Research Institute and for Bristol Myers Research.  Ms. Cannon has more than 30 years of corporate and consulting experience in areas such as global strategic business and human resources management, organizational development and restructuring, executive search and selection and leadership development.  Ms. Cannon holds graduate degrees in Organizational and Counseling Psychology from Columbia University where she has also pursued doctoral studies.  Ms. Cannon has been a member of the RWJ Hamilton Board of Directors for more than 16 years, where she has served as the Chair and Vice Chair.  Ms. Cannon is also a members of the Arcadia University Board of Trustees and the Mercer County Community College Foundation Board of Trustees.

Ms. Cannon is qualified to serve on our Board of Directors because of her education, her business skills and expertise, and her extensive consulting experience as well as her service on other boards.

Carmen M. Penta, a Certified Public Accountant, has been a partner in the firm of Addeo, Polacco & Penta, LLC in Eatontown, New Jersey since 2014.  From January 1998 to March 2014, Mr. Penta was a partner at EisnerAmper LLP.  Prior to that, Mr. Penta was a partner in the accounting firms of Wiener, Penta & Goodman, P.C., and Amper, Politziner & Mattia, P.C., Certified Public Accountants and Consultants.  Mr. Penta previously served as a director for Colonial American Bank, where he served as a member of the Colonial American Bank compensation committee and loan committee and as chairman of the audit committee.  Colonial American Bank subsequently merged into Ocean First Bank.  Mr. Penta also served as a member of the Board of Directors of Central Jersey Bancorp from January 26, 2006 until November 30, 2010 when Central Jersey Bancorp was merged with and into Kearny Financial Corp.  Prior to the consummation of the combination of Central Jersey Bancorp and Allaire Community Bank on January 1, 2005, he served as a member of the Board of Directors of Monmouth Community Bancorp (the predecessor to Central Jersey Bancorp) since its inception.  Mr. Penta also served as a member of the Board of Directors of Central Jersey Bank, N.A. since its inception.  Mr. Penta serves on the Board of Trustees of the Brookdale Foundation.  He is a former member of the Congressional Award Council, a past member of the Advisory Board of Jersey Shore Bank, past Assistant Treasurer for the Long Branch Ronald McDonald House and served on the Board of Directors of the West Long Branch Sports Association.  He is also a member of the New Jersey Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Finance Committee of Big Brothers, Big Sisters.  Mr. Penta attended Pennsylvania State University and received a B.S. degree from Monmouth University.

Mr. Penta is qualified to serve on our Board of Directors because of his education, his business skills and expertise, and his extensive accounting knowledge, acquired through the years from practicing as a certified public accountant, as well as from his service on other boards.

William J. Barrett, a Certified Public Accountant, retired from Ernst & Young LLP in June 2016, where he was a partner since October 1989.  While at Ernst & Young LLP, Mr. Barrett advised clients across a variety of industries, including local, regional and international banks and other financial services organizations.  Mr. Barrett has experience in advising on business technology and-related risks, including cybersecurity.  Since August 2016, Mr. Barrett has been an adjunct professor at LeMoyne College in Syracuse, New York and served as a member of its Board of Trustees and finance and audit committee from 2008 to 2017.  Mr. Barrett has a B.S. degree in Accounting from LeMoyne College and an M.B.A. in Finance from Case Western Reserve University.

Mr. Barrett is qualified to serve on our Board of Directors because of his education, his business skills and expertise, and extensive accounting knowledge, and his extensive experience with technology-related risk.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE 2018 ANNUAL MEETING

Name and Position with the Company, if any	Age	Class	Director Since	Expiration of Term	Principal Occupation

James G. Aaron	73	II	2016	2019	Attorney, Partner, Ansell Grimm & Aaron, Ocean Township, NJ

Antonio L. Cruz	62	II	2016	2019	Retired Attorney

William M. Rue, Director and Corporate Secretary	70	II	2011	2019	Chairman, Chas E. Rue & Son, Inc., Hamilton, New Jersey

Edwin J. Pisani	68	III	2016	2020	CPA, Retired Partner, Ernst & Young, LLP

Roy D. Tartaglia	67	III	2016	2020	Retired CEO

Robert F. Mangano, President and Chief Executive Officer	72	III	1999	2020	President and Chief Executive Officer, 1st Constitution Bank, Cranbury, New Jersey

Set forth below are the names of, and certain biographical information regarding, the directors of the Company whose terms extend beyond the 2018 Annual Meeting.

James G. Aaron is a senior member and shareholder in the law firm of Ansell, Grimm &Aaron, P.C., located in Ocean Township, New Jersey, and has been with such law firm since 1996.  Mr. Aaron chairs the firm’s Municipal Law and Bankruptcy Practice Department.  Mr. Aaron is licensed to practice law in the State of New Jersey, the United States District Court for the District of New Jersey, the United States District Court for the Eastern District of New York, and the United States Court of Claims.  Mr. Aaron is also vice president and chairman of the Board of Directors of ERBA Co., Inc. Mr. Aaron presently serves as the municipal attorney for the City of Long Branch and is a member of the Monmouth County and New Jersey State Bar Associations.  Mr. Aaron is a founder of Central Jersey Bank, N.A., a federally chartered institution, and served from 1996 until 2010 as a director and member of its executive committee.  Mr. Aaron also served as a director of Colonial American Bank, and as chairman of the Board of Directors of Rumson-Fair Haven Regional Bank (prior to its merger with 1st Constitution Bank in February 2014).  Since February 2014, he has served as a director of 1st Constitution Bank, where he serves on the loan, investment, and nominating committees.  Mr. Aaron is currently a member of the Board of Trustees of Monmouth Medical Center, which is a part of the Saint Barnabas Medical System, where he serves on the strategic planning, medical practices, and community action committees.  Mr. Aaron is a member of the Board of Trustees of the Axelrod Performing Arts Center.  Additionally, Mr. Aaron served as a member of the proxy board of trustees of Hollywood Golf Club in Deal, New Jersey from 2009 to 2017, and as president of Hollywood Golf Club from 2014 to 2017.  Mr. Aaron received his B.A. degree from Dickinson College in Carlisle, Pennsylvania and his J.D. from New York University School of Law.

Mr. Aaron is qualified to serve on our Board of Directors because of his education, his business skills and expertise, including service on the Board of Directors of 1st Constitution Bank, and his extensive legal knowledge, acquired through the years from private legal practice, as well as from his service on other boards.

Antonio L. Cruz has been a director of 1st Constitution Bank since 2003, where he serves on the Loan and Investment Committee and the ALCO Committee.  Mr. Cruz was an attorney in private practice in Perth Amboy, New Jersey.  Previously, he served as a general counsel to the Perth Amboy Board of Education and has represented a number of financial institutions as a review attorney in both residential and commercial real estate law.  Mr. Cruz was a member of the Hispanic Bar Association of New Jersey in which he served as a member of the Board of Trustees for many years.  Additionally, Mr. Cruz served as a member of the Board of Directors of Raritan Bay Medical Center in Perth Amboy, New Jersey.  Mr. Cruz received his J.D. from Northeastern University School of Law in Boston, Massachusetts, and practiced civil litigation and transactional real estate for nearly 28 years.

Mr. Cruz is qualified to serve on our Board of Directors because of his education, his business skills and expertise, including service on the Board of Directors of 1st Constitution Bank, and his extensive legal knowledge, acquired through the years from private legal practice, as well as from his service on other boards.

William M. Rue has served as Chairman of Chas. E. Rue & Son, Inc., an insurance agency that has its principal office in Hamilton, New Jersey, since February 2013, and served previously as its President from 1985 to February 2013.  Mr. Rue is a director of The Rue Foundation, a nonprofit corporation, and is a general partner at 3812 Quakerbridge Realty, LLC.  Mr. Rue also served as Chairman of Rue Financial Services, Inc., a financial services provider, from 2002 to 2012.  Mr. Rue has been a Chartered Property Casualty Underwriter since 1972 and an Associate in Risk Management since 1994.  Mr. Rue also serves as a director for each of the following organizations: Selective Insurance Group, Inc. (a Nasdaq Global Select Market listed company), Robert Wood Johnson University Hospital Corporation and Robert Wood Johnson University Hospital at Hamilton (where he serves as chairman of the Board of Directors).  In addition, Mr. Rue is a trustee of Rider University, a nonprofit private university.  Mr. Rue is also a Certified Insurance Counselor.

Mr. Rue is qualified to serve on our Board of Directors and brings valuable insight to our Board of Directors as a result of his broad range of business skills and his insurance and financial literacy and expertise.  Mr. Rue honed these skills and expertise during his long and successful business career, in which he served as president of an insurance agency and president of a financial services provider, as well as through his service on nonprofit boards of directors.

Edwin J. Pisani, a Certified Public Accountant, has been a director of 1st Constitution Bank since 2014 and has over forty years of audit and advisory experience in the financial services industry, most recently as the managing partner of Ernst & Young LLP’s Risk Management and Regulatory Consulting practice, from which he retired in June 2014.  Mr. Pisani also serves on the Board of Directors of Centurion Ministries, Inc., a nonprofit organization, and on the Boards of Directors and audit committees of Peak Offshore Funds, Ballymena Funds and ECOM Financial Services, formerly known as CSCC Trade.  Mr. Pisani has a B.S. in electrical engineering from Clarkson University, a Masters of Business Administration from Carnegie Mellon University, and a Masters of Accounting from Northwestern University.

Mr. Pisani is qualified to serve on our Board of Directors because of his education, his business skills and expertise, and his extensive financial and accounting knowledge.

Roy D. Tartaglia was a co-founder and has been a director of 1st Constitution Bank since 1989. Prior to his retirement in 2000, Mr. Tartaglia was the chief executive officer of RTK Group, a telecommunications company, where he oversaw mergers and acquisition activity, operations, finance and marketing functions.  Mr. Tartaglia was educated at Brandywine College, and was named to Who’s Who in America Junior Colleges.

Mr. Tartaglia is qualified to serve on our Board of Directors because of his education, his business skills and expertise, including service on the Board of Directors of 1st Constitution Bank, and his extensive management knowledge, gained through years of serving as a chief executive officer.

Robert F. Mangano is the President and Chief Executive Officer of the Company and of the Bank.  Prior to joining the Bank in 1996, Mr. Mangano was President and Chief Executive Officer of Urban National Bank, a community bank in northern New Jersey, for a period of three years and a Senior Vice President of another bank for one year.  Prior to such time, Mr. Mangano held a senior position with Midlantic Corporation for 21 years.  Mr. Mangano is chairman of the audit committee of the Englewood Hospital Medical Center and serves on the Board of Trustees of Englewood Hospital Medical Center.

Mr. Mangano is qualified to serve on our Board of Directors because of his business skills and experience, his extensive knowledge of financial and operational matters acquired from a long and illustrious career working for several banks in increasingly senior roles and leadership positions, and his deep understanding of the Company’s and the Bank’s people and products that he has acquired in over 20 years of service.

Directors

No director of the Company, other than Messrs. Crow and Rue, is also currently a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.  Each of the above directors of the Company also serves as a director of the Bank.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Position with the Company	Age	Principal Occupation

Stephen J. Gilhooly, Senior Vice President, Chief Financial Officer and Treasurer	65	Senior Vice President and Chief Financial Officer, 1st Constitution Bank, Cranbury, New Jersey

John T. Andreacio, Executive Vice President and Chief Lending and Credit Officer	55	Executive Vice President and Chief Lending Officer, 1st Constitution Bank, Cranbury, New Jersey

Set forth below are the names of, and certain biographical information regarding, executive officers of the Company who do not serve as directors of the Company.  Our other executive officer, Mr. Mangano, serves as the President and Chief Executive Officer and as a director of the Company.

Stephen J. Gilhooly has been the Senior Vice President and Chief Financial Officer of the Company and the Bank and the Treasurer of the Company since April 1, 2014.  Prior to April 1, 2014, Mr. Gilhooly served as the Bank’s Senior Vice President and Chief Financial Officer.  Prior to joining the Bank, Mr. Gilhooly most recently served as Senior Vice President and Treasurer of Florida Community Bank, Weston, Florida, from May 2011 to May 2013.  Prior to joining Florida Community Bank, Mr. Gilhooly served as Executive Vice President and Treasurer of the banking subsidiaries of Capital Bank Financial Corporation (formerly North American Financial Holdings) (“CBF”) beginning in September 2010.  Mr. Gilhooly served as Executive Vice President, Treasurer and Chief Financial Officer of TIB Financial Corp. (“TIB”), Naples, Florida, from 2006 to 2010, prior to its acquisition by CBF.  Before joining TIB, Mr. Gilhooly worked for 15 years with Advest, Inc. in New York as Director in its Financial Institutions Group.  Mr. Gilhooly earned a B.S. degree in Economics and a M.S. degree in Accounting from the Wharton School of the University of Pennsylvania.  He is a Certified Public Accountant and a Chartered Global Management Accountant.

John T. Andreacio has been the Executive Vice President and Chief Lending and Credit Officer since September 18, 2014.   Mr. Andreacio joined 1st Constitution in March 2012 and has used his extensive management and credit knowledge to enhance the Company’s credit and lending function.  Prior to joining the bank, Mr. Andreacio was President and Chief Executive Officer of Northern State Bank, a community bank in northern New Jersey, for a period of three years.  Prior to that time, Mr. Andreacio held senior positons with National Penn Bank/KNBT and First Union Bank.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES.

ITEM 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast an advisory vote to approve the compensation of our named executive officers as disclosed in our proxy statement under “Executive Compensation” and “Termination of Employment and Change in Control” in the tabular and accompanying narrative disclosure regarding named executive officer compensation.

As required by Section 14A(a)(1) of the Exchange Act, our shareholders are entitled to vote at the 2018 Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement, pursuant to Item 402 of Regulation S-K (“say on pay vote”).  The shareholder vote on executive compensation is an advisory vote only, and is not binding on the Company, the Board of Directors or the Compensation Committee.  At our 2013 annual meeting of shareholders held on May 23, 2013, an advisory vote was held on the frequency of the say on pay vote.  In such advisory vote, the Company’s shareholders voted to hold an advisory vote on the compensation of the Company’s named executive officers once every year.

Our executive compensation arrangements are designed to enhance shareholder value on an annual and long-term basis.  Through the use of base pay as well as annual and long-term incentives, we seek to compensate our named executive officers for their contributions to our short-term and long-term profitability and success and their efforts to increase shareholder value.  Please read the Compensation Discussion and Analysis beginning on page 29, “Executive Compensation” beginning on page 29 and “Termination of Employment and Change in Control Arrangements” beginning on page 51 of this proxy statement for additional details about our executive compensation arrangements, including information about the 2017 compensation of our named executive officers. We believe that the compensation of our named executive officers for 2017 was consistent with our compensation philosophy and our performance. We are asking our shareholders to indicate their support for our named executive officers’ compensation arrangements as described in this proxy statement.  The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders, pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

The affirmative vote of a majority of votes cast is required to approve the compensation of our named executive officers.  Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board or of the Compensation Committee, nor will it create any additional fiduciary duty on the part of the Board or of the Compensation Committee.  This advisory vote also does not seek to have the Board or the Compensation Committee take any specific action.  However, the Board and the Compensation Committee value the view expressed by our shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future.  In considering the outcome of this advisory vote, the Board will review and consider all shares voted in favor of the proposal and not in favor of the proposal.  Abstentions and broker non-votes will have no impact on the outcome of this advisory vote.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION
 S-K.

ITEM 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected BDO USA LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2018 fiscal year.  BDO has served as the Company’s independent registered public accounting firm since June 28, 2013.  The Company’s shareholders ratified the selection of BDO as the Company’s independent registered accounting firm for the 2017 fiscal year at the Company’s 2017 annual meeting of shareholders on May 25, 2017.

Ratification of the Selection of BDO by Shareholders

In addition to selecting BDO as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year, the Audit Committee has directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by the Company’s shareholders at the 2018 Annual Meeting.

One or more representatives of BDO are expected to be present at the Annual Meeting.  The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of BDO as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise.  However, the Board is submitting the selection of BDO to shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO.  Unless contrary instructions are given, the shares of common stock represented by the proxies being solicited will be voted “FOR” the ratification of the selection of BDO as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year.

Principal Accounting Fees and Services

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Securities and Exchange Commission (the “SEC”) auditor independence rules require all public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence.

The fees billed by BDO, the Company’s independent registered public accounting firm, relating to the 2017 and 2016 fiscal years were as follows:

Type of Service	2017	2016
Audit Fees (1)	$310,809	309,057
Audit-Related Fees (2)	$65,185	12,000
Tax Fees (3)	$22,504	21,929
All Other Fees	$--	--
Total	$398,498	342,986

(1)
Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in Forms 10-Q, including out-of-pocket expenses.

(2)
Includes fees for professional services rendered in connection with the review of the Registration Statement filed on Form S-4 filed in connection with the acquisition of New Jersey Community Bank and the Bank’s compliance with the Federal Housing Authority (“FHA”) Title II Single Family Lending Program.

(3)	Includes fees for services rendered for tax compliance.

In accordance with the Sarbanes-Oxley Act, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s principal accountants must be approved in advance by the Audit Committee.  As provided in the Sarbanes-Oxley Act, all audit and non-audit services must be pre-approved by the Audit Committee in accordance with these policies and procedures.

All services described above were approved in accordance with the Audit Committee’s Pre-Approval policy described directly below.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm.  The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee.  The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at or prior to its next meeting.  Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy.  At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval.  Each new engagement of the Company’s independent registered public accounting firm has been approved in advance by the Audit Committee.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2018 FISCAL YEAR.

CORPORATE GOVERNANCE

General

The Company is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices.  The Company’s corporate governance practices are actively reviewed and evaluated by the Board of Directors and, if requested by the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors.  This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance, as well as the practices of other public companies.  Based on this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

Board Leadership Structure and Role in Risk Oversight

From January 1, 2017 to February 16, 2017, the Board of Directors was composed of Charles S. Crow, III (Chairman), Robert F. Mangano, James G. Aaron, J. Lynne Cannon, Antonio L. Cruz, Carmen M. Penta, Edwin J. Pisani, William M. Rue and Roy D. Tartaglia.  On February 16, 2017, the Board of Directors increased the size of the Board from nine to ten members in accordance with the Company’s By-Laws, effective March 1, 2017, and elected William J. Barrett as a Class I director to fill the vacancy resulting from such increase.

The Board is currently composed of Charles S. Crow, III (Chairman), Robert F. Mangano, James G. Aaron, William J. Barrett , J. Lynne Cannon, Antonio L. Cruz, Carmen M. Penta, Edwin J. Pisani, Roy D. Tartaglia and William M. Rue.  Mr. Crow serves as the Chairman of the Board of the Company and of the Bank, and Mr. Mangano serves as the President and Chief Executive Officer of the Company and of the Bank.  We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles, as we have done since prior to the time that we became an SEC reporting company in 2001.  The Chief Executive Officer is responsible for implementing the strategic goals of the Company and for the day to day leadership, operations and performance of the Company, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer, presides over meetings of the full Board and, if the Chairman is independent, presides over executive sessions of the independent directors.

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes, and undertakes in its charter to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.  The Audit Committee meets periodically with management to discuss policies with respect to risk assessment and risk management and to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.  Each of our other Board committees also considers the risk within its area of responsibilities.  For example, our Compensation Committee considers the risks that may be implicated by our executive compensation programs.

While our Audit Committee oversees the Company’s risk management processes with input from our Board, management is responsible for day-to-day risk management processes.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Committee Memberships

The Board of Directors maintains an Audit Committee (the “Audit Committee”); a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”); and a Compensation Committee (the “Compensation Committee”).  The table below provides the current membership for each of these Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles S. Crow, III	X	X	X*
William M. Rue	X	X*	X
Edwin J. Pisani	X*
Roy D. Tartaglia	X		X
J. Lynne Cannon		X
James G. Aaron		X	X
Antonio L. Cruz		X	X
William J. Barrett	X

X = Committee member; * = Chairman

Director and Nominee Independence

The Board of Directors has affirmatively determined that a majority of the current directors, and of the directors that served in 2017, and all of the respective current members and 2017 members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, are “independent” within the meaning of the Nasdaq independence standards. The Board has further determined that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that each member of the Compensation Committee is an “outside director” within the meaning of Regulation 1.162-27 under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act (“Exchange Act Rule 16b-3”).

The Board has affirmatively determined that each of Messrs. Crow, Rue, Pisani, Tartaglia, Aaron, Cruz, Penta and Barrett and Ms. Cannon have no material relationship with the Company affecting his or her independence as a director and that each is “independent” within the meaning of the independence standards established by Nasdaq.  In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director and nominee in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company and considered the deposit and other banking relationships with each director.  In making the independence determinations, the Board also considered the following relationships: (i) with respect to Mr. Rue, the Board considered the fact that Chas. E. Rue & Son, Inc., which is owned and controlled by Mr. Rue, acts as the Company’s insurance broker and that Mr. Rue owns 25% of a real estate partnership that had a loan from the Bank during 2016 that was fully paid in 2016; (ii) with respect to Mr. Crow, the Board considered the fact that certain entities owned or controlled by Mr. Crow are customers of, and conduct banking transactions with, the Bank in the ordinary course of business on customary terms; (iii) with respect to Mr. Aaron, the Board considered the fact that Ansell, Grimm & Aaron, P.C., a law firm where Mr. Aaron is a partner, provided legal services to the Bank, that Mr. Aaron and his spouse have a home equity line of credit with the Bank with no balance outstanding as of December 31, 2017, and that Mr. Aaron has an ownership interest in an entity that has a line of credit with the bank which has balance outstanding as of March 31, 2018; (iv) with respect to Mr. Cruz, the Board considered that Mr. Cruz and his spouse have a residential mortgage with the Bank, that Mr. Cruz and his spouse have a home equity line of credit with the Bank with no outstanding balance at March 31, 2018, that an entity in which Mr. Cruz’s spouse has an ownership interest leases a branch in Perth Amboy, NJ to the Bank, and that certain entities owned or controlled by Mr. Cruz are customers of, and conduct banking transactions with, the Bank in the ordinary course of business on customary terms; (v) with respect to Mr. Tartaglia, the Board considered that Mr. Tartaglia and his spouse have a home equity line of credit with the Bank which has a balance outstanding as of March 31, 2018 and that certain entities owned or controlled by Mr. Tartaglia are customers of, and conduct banking transactions with, the Bank in the ordinary course of business on customary terms; and (vi) with respect to Mr. Penta, the Board considered that Mr. Penta has an ownership interest in an entity that has a construction line of credit with the Bank, which upon completion of such construction, will become a permanent amortizing commercial mortgage loan, that Mr. Penta has an ownership interest in an entity that has a commercial mortgage with the Bank and that Mr. Penta maintains a deposit account with the Bank.  These transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Audit Committee

The Audit Committee is currently comprised of Messrs. Edwin J. Pisani (Chairman), Charles S. Crow, III, William M. Rue and Roy D. Tartaglia, each of whom served on the Audit Committee for all of 2017, as well as Mr. William J. Barrett, who became a member of the Audit Committee effective May 25, 2017.  The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, employees of the Company’s independent registered public accounting firm and Company management with respect to, among other things, financial accounting, financial reporting and internal controls.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

The principal functions of the Audit Committee include:

•	assisting the Board in the oversight of the integrity of the Company’s financial statements and its financial reporting processes and systems of internal controls;

•	overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; and

•
appointing and retaining, compensating and overseeing the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

The Board has determined that all Audit Committee members are able to read and understand financial statements and at least one member has accounting or related financial management expertise in accordance with the applicable Nasdaq rules.  The Board has also determined that Edwin J. Pisani qualifies as an “audit committee financial expert” and he serves as the Company’s “audit committee financial expert.”  No member of the Audit Committee received any compensation from the Company during fiscal year 2017 other than compensation for services as a director or member of a Committee of the Board.  The Audit Committee charter is available on the Investor Relations/Governance Documents page of our website at www.1stconstitution.com.

Report of the Audit Committee

The Audit Committee of the Company is currently comprised of five independent directors appointed by the Board of Directors, each of whom is independent for purposes of Audit Committee membership under applicable Nasdaq and SEC rules.  The Audit Committee operates under the Audit Committee charter, which was adopted in March 2004 and most recently amended on December 15, 2016.  The Audit Committee charter provides that the Audit Committee shall have the sole authority to appoint or replace the Company’s independent registered public accounting firm.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.  The Audit Committee assists the Board in monitoring:

•	the integrity of the financial statements of the Company;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee reviews the results of the Company’s audit, of its interim quarterly reviews, the overall quality of the Company’s accounting policies and other required communications, including those described by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Company’s independent registered public accounting firm assists management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting.  The Audit Committee also meets five (5) times a year with the Company’s independent registered public accounting firm without management present.

The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.  The Audit Committee also meets with Company management, without the Company’s independent registered public accounting firm present, to discuss management’s evaluation of the performance of the independent registered public accounting firm.

With respect to fiscal year 2017, the Audit Committee:

•	met with management and BDO and reviewed and discussed the Company’s audited financial statements and discussed significant accounting issues;

•	periodically met with management to review and discuss quarterly financial results;

•	discussed with BDO the scope of its services, including its audit plan;

•	reviewed the Company’s internal control processes and procedures;

•	discussed with BDO the matters required to be discussed by PCAOB Auditing Standard No. 16 (communications with the Audit Committee);

•
received and reviewed the written disclosures and letters from BDO required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, and discussed with BDO its independence from management and the Company; and

•	reviewed and approved all audit and non-audit services provided by BDO during fiscal year 2017.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee

EDWIN J. PISANI (Chairman)
ROY D. TARTAGLIA
CHARLES S. CROW, III
WILLIAM M. RUE
WILLIAM J. BARRETT

Compensation Committee

The Compensation Committee is currently comprised of Messrs. William M. Rue (Chairman), Charles S. Crow, III and James G. Aaron and Ms. J. Lynne Cannon, each of whom served on the Compensation Committee for all of 2017, as well as Mr. Antonio L. Cruz, who became a member of the Compensation Committee effective May 25, 2017.  Each member of the Compensation Committee has been determined by the Board to be “independent” within the meaning of the Nasdaq independence standards, and each of whom is an “outside director” within the meaning of Code Section 162(m) and is a “non-employee director” within the meaning of Exchange Act Rule 16b-3.

The Compensation Committee reviews and approves the compensation arrangements for the Company’s executives and outside directors.  The Compensation Committee administers the Company’s equity incentive plans and makes awards pursuant to those plans.

No Compensation Committee member participates in any of the Company’s employee compensation programs.  The Board has determined that none of the current Compensation Committee members has any material business relationships with the Company.

The Compensation Committee charter is available on the Investor Relations/Governance Documents page of our website at www.1stconstitution.com.

Role of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors.  Subject to the final review and approval by the Board, the Compensation Committee evaluates, determines and approves the compensation of the Company’s Chief Executive Officer, its principal accounting officer and outside directors.  The Compensation Committee administers the Company’s equity plans.  The Compensation Committee also has overall responsibility for monitoring, on an ongoing basis, the executive compensation policies, plans and programs of the Company.  The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members when appropriate.

Compensation Committee Process and Role of Management

The Compensation Committee generally holds two regularly scheduled in-person meetings each year and additional meetings as appropriate, either in person or by telephone.  Generally, the Compensation Committee Chairman works with management in establishing the agenda for Compensation Committee meetings.  Management also prepares and submits information during the course of the year for the consideration of the Compensation Committee, such as management’s proposed recommendations to the Compensation Committee for performance measures and proposed financial targets, management’s proposed recommendations to the Compensation Committee for salary increases, management’s performance evaluations of executive officers, and other data and information, if requested by the Compensation Committee.

Although many of the compensation decisions are made during the Compensation Committee’s annual review process, the compensation planning process spans throughout the year.  Subject to the final review and approval by the Board, the Compensation Committee reviews and approves the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives at least once per year and determines the Chief Executive Officer’s compensation level based on this evaluation.  The Chief Executive Officer is not present during voting or deliberations with respect to his compensation.  On an annual basis, the Compensation Committee also reviews and approves base salary, annual incentive compensation and long-term equity-based compensation of the other executive officers of the Company.

Risk Assessment of Compensation Programs

The Compensation Committee discusses, evaluates and reviews with the Company’s senior risk officer all of our employee compensation programs in light of the risks posed to us by such programs and how to limit such risks and to assess whether any aspect of these programs would encourage any employees to manipulate reported earnings to enhance their compensation and assess whether any aspect of these programs would encourage the Company’s senior executive officers to take any unnecessary or excessive risks that could threaten the value of the Company.  Included in the analysis are such factors as (i) the appropriate levels of “fixed” and “variable” or “at risk” compensation, (ii) the appropriate levels of long-term incentive compensation between service-based and performance-based compensation and (iii) the risk and performance criteria, if any, attached to the awards under employee compensation plans. Based on this assessment, the Compensation Committee determined that the Company’s executive compensation programs are not reasonably likely to encourage the Company’s senior executive officers to take unnecessary or excessive risks that could have a material adverse effect on the Company.

Compensation Committee Advisors

The Compensation Committee charter grants the Compensation Committee full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities.  Prior to retaining, or seeking advice from, a compensation consultant or other advisor, the Compensation Committee must consider the independence of such compensation consultant or other advisor, taking into consideration the factors set forth in the Compensation Committee charter.  A compensation consultant retained by the Compensation Committee reports directly to the Compensation Committee.

The Compensation Committee relies on management and outside advisers for staff work and technical guidance in conducting its affairs. It retains full authority to engage independent third party advisers.  In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (the “Compensation Consultant”) as compensation consultant to the Compensation Committee to conduct independent studies and provide recommendations with respect to executive and employee compensation.  The Compensation Consultant’s primary role with the Company is as independent adviser to the Compensation Committee on matters relating to executive and employee compensation.  The Compensation Committee assessed the independence of the Compensation Consultant and determined that its work for the Compensation Committee has not raised any conflict of interest.

In 2017, the Compensation Consultant provided services to the Compensation Committee, including (i) a refreshed compensation review for up to 10 executive officers of the Company and/or the Bank, including the Company’s named executive officers, (ii) an assessment of the Bank’s compensation components compared to survey and peer group data and (iii) recommendations for total compensation opportunity guidelines (i.e., base salary and short and long-term incentive targets).  The Compensation Consultant does not provide any services to the Company or any of its subsidiaries other than the services provided to the Compensation Committee.

Director Compensation Process

A discussion of the Company’s determination of director compensation is included in the “Director Compensation” section of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Charles S. Crow, III (Chairman), William M. Rue (Chairman), James G. Aaron, Roy D. Tartaglia and Antonio L. Cruz, each of whom served on the Nominating and Corporate Governance Committee for all of 2017.  The Nominating and Corporate Governance Committee is responsible for recommending, for consideration by the Board, candidates to serve as directors of the Company, as well as the re-election of current directors.  The committee also reviews recommendations from shareholders regarding director candidates and corporate governance.  The procedure for submitting recommendations of director candidates is set forth below under the caption “Selection of Director Candidates.”

In accordance with the marketplace rules of the Nasdaq Global Market, the Nominating and Corporate Governance Committee is currently, and was during 2017, composed entirely of independent and non-management members of the Board of Directors.

The Nominating and Corporate Governance Committee charter is available on the Investor Relations/Governance Documents page of our website at www.1stconstitution.com.

Selection of Director Candidates

The Nominating and Corporate Governance Committee has established a policy regarding the consideration of director candidates, including those recommended by shareholders.  The Nominating and Corporate Governance Committee, together with the President and other Board members, will, from time to time as appropriate, identify the need for new Board members.  Particular proposed director candidates who satisfy the criteria set forth below and otherwise qualify for membership on the Board will be identified by the Nominating and Corporate Governance Committee.  In identifying candidates, the Nominating and Corporate Governance Committee will seek input and participation from the President, other Board members, and other appropriate sources, to ensure that all points of view can be considered and the best possible candidates can be identified.  The Nominating and Corporate Governance Committee may also, as appropriate, engage a search firm to assist it in identifying potential candidates.  Members of the Nominating and Corporate Governance Committee, the President and other Board members, as appropriate, may personally interview selected director candidates and provide input to the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee will determine which candidate(s) are to be recommended to the Board for approval.

Diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for director.  Therefore, the Nominating and Corporate Governance Committee seeks nominees for recommendation who bring a variety of business backgrounds, experiences and perspectives to the Board.  We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfill its responsibilities.  In selecting director nominees for recommendation, the Nominating and Corporate Governance Committee considers all aspects of a potential nominee’s background, including educational background, gender, business and professional experience, and particular skills and other qualities.  The goal of the Nominating and Corporate Governance Committee is to identify individuals who will enhance and add valuable perspective to the Board and who will help us capitalize on business opportunities in a challenging and highly competitive market.  The Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

Shareholders wishing to submit a director candidate for consideration by the Nominating and Corporate Governance Committee must submit the recommendation to the Secretary, 1st Constitution Bancorp, P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512, in writing, not less than 90 days prior to the first anniversary date of the preceding year’s annual meeting.  The request must be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Article I, Section 9 of the Company’s By-laws for shareholder nominations for director.  The Nominating and Corporate Governance Committee may also request any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate.  Nothing above shall limit a shareholder’s right to propose a nominee for director at an annual meeting in accordance with the procedures set forth in the Company’s By-laws.

All directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes.  The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•
if the Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate, as described in SEC or Nasdaq rules, or an audit committee financial expert, as defined by the Sarbanes-Oxley Act of 2002;

•
if the Committee deems it applicable, whether the candidate would be considered independent under Nasdaq rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	demonstrated character and reputation, both personal and professional, consistent with the image and reputation of the Company;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a director of the Company.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings

In fiscal year 2017, the Board of Directors of the Company and the Bank held 14 meetings, the Audit Committee held eight meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee held one meeting.  Each director attended at least 75% of the aggregate meetings of the Board of Directors and the committees of which such director was a member.

Our current director attendance policy provides that, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members are expected to participate in all Board meetings and in all meetings of committees on which the director is a member and to attend the annual meeting of shareholders.  All members of the Board at the time of last year’s annual meeting of shareholders attended such annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines, which were adopted in March of 2004 and most recently amended on December 15, 2016, require non-management directors to meet in executive sessions at least two times per year.  At each executive session, the Chairman of the Board will preside at the executive session. In the event the Chairman of the Board is not available, the Chairman of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee will preside in his place.  Six executive sessions of non-management directors were held in 2017.

Shareholder Communications Process

The Board of Directors provides a process for security holders to send communications to the Board.  Information regarding the Company’s process for shareholders to communicate with the Board of Directors and the manner in which such communications are forwarded is available on the Company’s website located at www.1stconstitution.com, under “Investor Relations”.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to the Company’s Chief Executive Officer and principal financial and accounting officers and to all other Company directors, officers and employees.  The Company filed its Code of Conduct as an exhibit to its 2003 Annual Report on Form 10-K filed with the SEC on March 25, 2004.  The Company will disclose any substantive amendments to, or waivers from, provisions of the Code of Conduct made with respect to the chief executive officer or principal financial and accounting officer in a Current Report on Form 8-K filed with the SEC.

The Company has also adopted Corporate Governance Guidelines which are intended to provide guidance to the Board and its committees regarding the governance of the Company.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of Company common stock, as of April 4, 2018, by each director/nominee, by the Company’s named executive officers, by all directors and executive officers as a group and by any individual or group owning 5% or more of Company common stock, if any.  Except as noted below, the Company knows of no person or group that beneficially owns 5% or more of Company common stock.  Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Company common stock.

	Amount and nature of beneficial ownership (1)	Percent of Class
Name of Beneficial Owner - Principal Shareholders (2)
Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P.	661,753 (3)	8.16%
Name of Beneficial Owner – Directors and Executive Officers
Robert F. Mangano	549,733 (4)	6.78%
William M. Rue	251,295 (5)	3.10%
Charles S. Crow, III	93,245 (6)	1.15%
Edwin J. Pisani	19,900 (7)	*
Roy D. Tartaglia	82,858 (8)	1.02%
J. Lynne Cannon	3,394 (9)	*
James G. Aaron	13,249 (10)	*
Antonio L. Cruz	132,150 (11)	1.63%
Carmen M. Penta	5,498 (12)	*
William J. Barrett	1,100 (13)	*
Stephen J. Gilhooly	11,612 (14)	*
John T. Andreacio	20,985 (15)	*
All Directors and Executives Officers of the Company as a Group (12 Persons)	1,185,019 (16)	14.61%

*  Less than 1%

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial interest” set forth in SEC regulations and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as the individual, as well as other securities as to which the individual has or shares voting or investment power.  Beneficial ownership may be disclaimed as to some of the shares.  A person is also deemed to beneficially own shares of Company common stock that such person does not own but has a right to acquire presently or within sixty days after April 4, 2018.  As of April 4, 2018, there were 8,112,292 shares of Company common stock outstanding.

(2)
All correspondence to beneficial owners listed in this table except for Banc Fund VII L.P., Banc Fund VIII L.P., and Banc Fund IX L.P. is sent care of the Company to its principal executive office at P.O. Box 634, 2650 Route 130 North, Cranbury, New Jersey 08512.

(3)
Based on information provided in a Schedule 13G/A filed jointly on February 14, 2018. Banc Fund VII L.P. beneficially owns 153,568 shares, Banc Fund VIII L.P. beneficially owns 332,606 shares and Banc Fund IX L.P. beneficially owns 175,579 shares.  The shares in question may be deemed beneficially owned by The Banc Funds Company, L.L.C., which is the general partner of MidBanc VII L.P., MidBanc VIII L.P and MidBanc IX L.P.  MidBanc VII L.P. is the general partner of Banc Fund VII L.P., MidBanc VIII L.P. is the general partner of Banc Fund VIII L.P. and MidBanc IX L.P. is the general partner of Banc Fund IX L.P.  Charles J. Moore is the principal shareholder of The Banc Funds Company, L.L.C. and manager of Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P.  The address of each of Banc Fund VII L.P., Banc Fund VIII L.P., Banc Fund IX L.P., MidBanc VII L.P., MidBanc VIII L.P., MidBanc IX L.P., The Banc Funds Company, L.L.C. and Mr. Moore is c/o The Bank Funds Company, L.L.C., 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.

(4)
Includes 456,715 shares owned directly by Mr. Mangano, options to purchase 38,053 shares of Company common stock, which are currently exercisable or that will become exercisable within sixty days after April 5, 2018, and 54,965 unvested shares of restricted stock issued to Mr. Mangano under the Company’s 2005 Equity Incentive Plan and 2013 Equity Incentive Plan, which may be voted immediately upon grant.

(5)
Includes 200,629 shares owned directly by Mr. Rue, 1,500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 500 shares underlying unvested restricted stock issued to Mr. Rue under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant, 42,615 shares held by Mr. Rue’s wife and 6,051 shares held by Chas. E. Rue & Sons, Inc., over which Mr. Rue may be deemed to have beneficial ownership.

(6)
Includes 42,325 shares owned directly by Mr. Crow, 2,500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 500 shares underlying unvested restricted stock units issued to Mr. Crow under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant, 37,185 shares held by Crow & Cushing Profit Sharing Plan, 5,494 shares held by Crow Family Associates, LLC, 3,588 shares held in accounts for Mr. Crow’s grandchildren, and 1,653 shares held in Mr. Crow’s wife’s IRA account, over which Mr. Crow may be deemed to have beneficial ownership.

(7)
Includes 17,100 shares owned directly by Mr. Pisani, 2,300 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 500 shares underlying unvested restricted stock units issued to Mr. Pisani under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant.

(8)
Includes 39,090 shares owned directly by Mr. Tartaglia, 1,500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, 500 shares underlying unvested restricted stock units issued to Mr. Tartaglia under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant, 350 shares held in trust for the benefit of Mr. Tartaglia’s grandson, 21,550 shares held in Mr. Tartaglia’s IRA account, and 19,868 shares held by the Tartaglia Family Trust, over which Mr. Tartaglia may be deemed to have beneficial ownership.

(9)
Includes 1,394 shares owned directly by Ms. Cannon, 1,500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 500 shares underlying  unvested restricted stock units issued to Ms. Cannon under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant.

(10)
Includes 6,525 shares owned directly by Mr. Aaron, 1,500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, 500 shares underlying unvested restricted stock units issued to Mr. Aaron under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant, 2,362 shares held by ERBA Co Inc., and 2,362 shares held by the Aaron Family Partnership and Investment Company, over which Mr. Aaron may be deemed to have beneficial ownership.

(11)
Includes 130,150 shares owned directly by Mr. Cruz, 1,500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 500 shares underlying unvested restricted stock units issued to Mr. Cruz under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant.

(12)
Includes 4,498 shares owned directly by Mr. Penta, 500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 500 shares underlying unvested restricted stock units issued to Mr. Penta under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant.

(13)
Includes 100 shares owned directly by Mr. Barrett, 500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 500 shares underlying unvested restricted stock units issued to Mr. Barrett under the Company’s 2015 Directors Stock Plan, which may be voted immediately upon grant.

(14)
Includes options to purchase 4,537 shares that are currently exercisable or that will become exercisable within sixty days after April 5, 2018, 1,537 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 5,538 shares underlying unvested restricted stock units issued to Mr. Gilhooly under the Company’s 2013 Equity Incentive Plan, which may be voted immediately upon grant.

(15)
Includes 1,022 shares indirectly owned by Mr. Andreacio through the Company’s 401(k) Plan, options to purchase 1,252 shares that are currently vested and exercisable, and 18,711 shares underlying unvested restricted stock units issued to Mr. Andreacio, which may be voted immediately upon grant.

(16)
Includes options to purchase 42,905 shares of Company common stock, which are currently exercisable or that will become exercisable within sixty days after April 5, 2018, 1,500 shares underlying restricted stock units that have vested or that will vest within sixty days after April 5, 2018, and 79,176 shares underlying unvested restricted stock units, which may be voted immediately upon grant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Based on a review of the copies of reports furnished to the Company, the Company believes that during the year ended December 31, 2017, all officers, directors and 10% beneficial owners complied with applicable Section 16(a) filing requirements except Roy D. Tartaglia, who inadvertently filed one late Form 4 reporting the change in beneficial ownership from directly held shares to indirectly held shares as a result of a transfer of Company common stock to a trust created for the benefit of his grandson of which Mr. Tartaglia serves as trustee.

DIRECTOR COMPENSATION

The following table details the compensation paid to our non-employee directors for the year ended December 31, 2017.

NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)

Charles S. Crow, III	18,100	34,500	0	848	53,448

William M. Rue	10,300	17,250	0	1,132	28,682

Edwin J. Pisani	9,800	31,050	0	451	41,301

Roy D. Tartaglia	16,600	17,250	0	1,520	34,770

J. Lynne Cannon	8,300	17,250	0	473	26,023

James G. Aaron	15,600	17,250	0	0	32,850

Antonio L. Cruz	14,600	17,250	0	532	32,382

Carmen M. Penta	11,600	17,250	0	0	28,850

William J. Barrett (3)	8,600	17,250	0	0	28,850
____________________

(1)
The amounts listed in this column reflect the dollar amount to be recognized for financial statement reporting purposes, calculated in accordance with FASB ASC Topic 718.  A discussion of the assumptions used in calculating these values may be found in Note 1 of the Notes to Consolidated Financial Statements in our 2017 Annual Report on Form 10-K.

(2)	The amounts listed in this column reflect imputed income attributable to Bank Owned Life Insurance (“BOLI”) for our directors under the Directors’ Insurance Plan described in the narrative below.

(3)	Mr. Barrett was elected as a director on February 16, 2017.

Processes, Procedures and Rationale

The Compensation Committee periodically reviews the appropriateness and competitiveness of the compensation of non-employee directors.  Subject to approval by the Board of Directors, the Compensation Committee is responsible for establishing policies that govern non-employee director compensation and for implementing, administering and interpreting non-employee director compensation plans, programs and policies.  The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members when appropriate.

As part of this process, the Compensation Committee regularly reviews the structure, composition and operation of the Board and its committees and annually solicits comments from all directors concerning the Board’s performance.  The Board also considers the significant amount of time spent by the directors in their duties for the Company.  The Board, in consultation with the Compensation Committee, then determines the form and amount of non-employee director compensation.

Compensation Paid to Board Members

Non-employee directors receive a combination of cash and equity compensation.  Mr. Mangano, currently the only management director on the Board, does not receive any separate compensation for his service as a director.

Cash Compensation

During 2017, non-employee directors of the Company were compensated for services rendered in such capacity at the rate of $800 per Board meeting attended and $500 per Board committee meeting attended.

Non-employee directors of the Company are also eligible to participate in the Directors’ Insurance Plan and Messrs. Charles S. Crow, III, William M. Rue, Edwin J. Pisani, Roy D. Tartaglia, Antonio L. Cruz, Carmen M. Penta and William J. Barrett and Ms. J. Lynne Cannon currently participate in the plan.  See “Directors’ Insurance Plan” below.  No cost of this benefit is allocable to any individual director.

Stock Grants

The Company currently maintains the 1st Constitution Bancorp 2015 Directors Stock Plan (the “2015 Directors Plan”), an equity plan for its non-employee directors (which is discussed under the heading “Equity Plans” below).  The 2015 Directors Plan was adopted by the Board of Directors of the Company on March 19, 2015 and was approved by our shareholders on May 21, 2015.  The 2015 Directors Plan is administered by the Compensation Committee, which determines the terms of each grant under the plan.

Under the 2015 Directors Plan, the Company may grant participants stock options or shares of restricted stock relating to an aggregate maximum of 52,500 shares (as adjusted for all stock dividends) of the Company’s common stock.  Awards may be granted under the 2015 Directors Plan only to non-employee directors of the Company or directors of any of the Company’s subsidiaries or affiliates.

The exercise price of options granted under the 2015 Directors Plan must equal at least the fair market value of the Company common stock at the time of grant.  The number of shares of Company common stock covered by the 2015 Directors Plan, and the amount and grant price for each award, shall be proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

Except as otherwise determined by the Board, upon termination of service as a director during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited and reacquired by the Company, except that the Board may, in its sole determination, waive the restrictions or forfeiture conditions relating to restricted stock.

In 2017, each non-employee director received a grant of 1,000 shares of common stock under the 2015 Directors Plan.  Mr. Crow received a grant of an additional 1,000 shares of common stock for his service as Chairman of the Board.  Mr. Pisani received a grant of an additional 800 shares of common stock for his service as Chairman of the Audit Committee.  All other grants to non-employee directors in 2017 vest in equal installments on the first anniversary and second anniversary of the grant date, provided that the recipients of the grants are serving as directors of the Company on such anniversaries of the grant date.

As of March 31, 2018, there were no options to purchase shares of Company common stock outstanding under the 2015 Directors Plan.  As of March 31, 2018, grants of 23,590 restricted shares of Company common stock (as adjusted for all stock dividends) have been previously made under the 2015 Directors Plan and 28,910 shares (as adjusted for all stock dividends) remain available for future issuance under the 2015 Directors Plan.

Directors’ Insurance Plan

The Company adopted the 1st Constitution Bancorp Directors’ Insurance Plan (the “Directors’ Insurance Plan”), which was effective as of October 1, 2002 and amended as of February 19, 2004 and June 16, 2005.  The Directors’ Insurance Plan covers all individuals who were members of the Board of Directors of the Company or of the Bank (who were not also employees of the Company or the Bank) on the effective date.  Thereafter, members of the Board of Directors of the Company or of the Bank become participants in the Directors’ Insurance Plan after completion of ten years of service as a member of the applicable Board of Directors (provided that they are not then employed by the Company or the Bank) or at such earlier time as determined by the Board of Directors of the Company.

Under the Directors’ Insurance Plan, a covered individual is provided with life insurance coverage in the amount of one hundred thousand dollars.  Coverage will remain in effect even if the individual’s service as a member of the Board of Directors ceases.

The premiums for the Directors’ Insurance Plan and the Company’s Executive Life Insurance Program (which is discussed below under “Executive Life Insurance Program”) were paid by the Company in October 2002, October 2005, October 2011, October 2012, June 2016, September 2017 and October 2017.  The premium paid in 2017 was $1,145,256.  The Company has all ownership rights to the policies and all cash values thereunder.

The Directors’ Insurance Plan may be amended, suspended or terminated at any time, except that (i) any amendment, suspension or termination of the Directors’ Insurance Plan with respect to a particular director that is not applicable to all other participants does not require the approval of the particular director, and no such amendment, suspension or termination with respect to a particular director shall become effective with respect to the particular director without his or her approval unless “Cause” (as defined in the Directors’ Insurance Plan) exists with respect to a particular director; and (ii) termination may not occur without the consent of an affected director following a “Change of Control” (as defined in the Directors’ Insurance Plan).  Nevertheless, the Directors’ Insurance Plan may be terminated or suspended (in whole or in part) at any time if failure to terminate or suspend the Plan would subject the Company, its officers or its directors to sanctions by a regulatory agency.

Mr. James G. Aaron does not participate in the Directors’ Insurance Plan.  Pursuant to an agreement with the Company, the Company has provided a death benefit to Mr. Aaron equal to $100,000 in lieu of providing him with a Bank Owned Life Insurance Policy.  In 2017, the Company incurred an expense of $2,316 related to the death benefit provided to Mr. Aaron.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below.  Our NEOs include our principal executive officer, Robert F. Mangano, and our principal financial officer, Stephen J. Gilhooly, each of whom served as an executive officer of the Company in 2017, and our Executive Vice President, Chief Credit and Lending Officer, John Andreacio, who did not serve as an executive officer of the Company in 2017 but was named an executive officer of the Company in January 2018.  We have determined to voluntarily include Mr. Andreacio as an NEO for 2017 and provide the requisite NEO disclosure for him in this Proxy Statement.  For 2017, we provide information for only three NEOs, including Mr. Andreacio, as we did not have any other executive officers who were in charge of a principal business unit, division or function or any other officers who performed a policy making function for the Company in 2017.  This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2017 (“fiscal 2017”).

NEO	Title
Robert F. Mangano	President & Chief Executive Officer (“CEO”)
Stephen J. Gilhooly	Senior Vice President, Chief Financial Officer (“CFO”) and Treasurer
John Andreacio	Executive Vice President, Chief Credit and Lending Officer

Executive Summary

2017 Key Business Achievements

1st Constitution completed another successful year in 2017.  Our leadership team executed on our strategic priorities, allowing the Company to continue to capitalize on the right opportunities for long-term growth and profitability, as well as to deliver the value that we believe our shareholders have come to expect.  A significant achievement in 2017 was the November 2017 announcement of our agreement to acquire a Monmouth County, New Jersey-based community bank at approximately 82% of tangible book value.  The acquisition, which closed on April 11, 2018, has added $103 million in assets and two additional branch banking offices to the Company and expanded the Company‘s presence in Monmouth County, New Jersey, which we expect will meaningfully impact our future value.

In addition to this major strategic milestone, the Company continues to produce strong results.  We believe it is our unique and diverse model that drives our sustainable growth and has contributed to the following overall results for 2017:

•
Net income for the year ended December 31, 2017 was $6.9 million, or $0.83 per diluted share.  Excluding merger related expenses and other charges related to the enactment of the Tax Cuts and Job Act, net income would have been $8.8 million, or $1.06 per diluted share.*

•	Total assets increased by $42.4 million to $1.1 billion at December 31, 2017 from December 31, 2016 as a result of organic growth in the primary markets the Company serves.

* Please see Appendix A to the Proxy Statement for information on non-GAAP reconciliation.

•	At December 31, 2017, loans totaled $789.9 million, an increase of $65 million, or 8.98%, from December 31, 2016.

•	At December 31, 2017, deposits totaled $922.0 million, an increase of $87.5 million, or 10.5%, from December 31, 2016.

•	The Company improved its strong capital position for 2017 as compared to 2016.

•	The ratio of non-performing assets to total assets increased to 0.66% in 2017 from 0.52% in 2016.

•	The Company closed 2017 with a zero balance in Other Real Estate Owned.

•	The Company increased its quarterly dividend from $0.05 to $0.06 per share in the fourth quarter of 2017.

Best Compensation Practices & Policies

The following practices and policies in our program promote sound compensation governance and are in the best interests of our shareholders and executive officers:

•	Link a significant portion of compensation to performance

•	Use an independent compensation consultant

•	Conduct annual risk assessments

•	Include clawback provisions

•	Have stock ownership guidelines

2017 Say-On-Pay, Shareholder Engagement & Changes for 2018

At the Company’s 2016 Annual Meeting of Shareholders, we received majority support for our executive compensation program, with approximately 87% of the shareholders who voted on the “say on pay” proposal approving the compensation of our NEOs.  Based on the favorable vote result, we did not make substantive changes to the structure of our executive compensation program for 2017.

However, the Compensation Committee approved a new annual incentive plan design for 2018 to provide more clarity in terms of how our NEOs are rewarded for the achievement of annual financial objectives.  Under the new annual incentive plan design, annual incentive awards will be paid out of an incentive pool based on the Company’s achievement of net income goals.  Threshold, target and maximum levels of adjusted net income performance are established by the Committee at the beginning of each year.  A portion of the participant’s award is based on achieving profitability (i.e., adjusted net income) objectives.  The NEOs are also rewarded for individual performance based on an assessment by the Compensation Committee using quantitative and qualitative factors.  Actual payouts may range from 50% to 150% of a participant’s target award opportunity, depending on performance.

2017 Compensation Actions

The Compensation Committee took the following compensation-related actions for fiscal 2017:

•
Base Salaries: The Compensation Committee approved base salary adjustments ranging from approximately 4% to just over 14%.  These adjustments were made to better align base salaries with market practices, as well as in the case of Mr. Andreacio, to recognize the achievement of specific business unit goals established during the year and his increased responsibilities.

•
Annual Incentives: The Compensation Committee approved annual incentive awards based on the achievement of specific financial, strategic and operational objectives.  Based on the Company’s actual results for fiscal 2017, the Compensation Committee established an aggregate NEO incentive pool of $465,000 for 2017.

•
Long-Term Incentives: A significant amount of the compensation delivered to the NEOs is in the form of equity.  In 2017, the NEOs were awarded long-term incentives through the granting of a mixture of restricted stock awards and stock options.  The Compensation Committee believes that the use of these equity vehicles creates strong alignment with the Company’s shareholders by linking NEO compensation closely to stock performance.

For more information, please refer to the section entitled “The 2017 Executive Compensation Program in Detail.”

Shareholder Value Creation and CEO Pay

For over two decades, Mr. Mangano has served as the President and CEO of the Company and the Bank.  Over this time, the Company has become widely recognized for its strong financial performance, prudent risk management, technology, capital generation and product quality.  We believe our ability to generate strong shareholder returns over long-term periods has been, in part, driven by the design of our program.  This can be seen in 1st Constitution’s 687% annualized Total Shareholder Return (TSR) over the twenty-year period ending on December 31, 2017, which exceeded the returns of the S&P 500 Index and SNL US Bank Index ($1B-$5B).  The following chart illustrates 1st Constitution’s performance compared to these market indices over varying time periods.

The Compensation Committee also believes that the Company’s strong historical record of profitability and sustained level of high-performance is directly linked to Mr. Mangano’s leadership and continued focus on long-term growth.  As such, a significant portion of Mr. Mangano’s total compensation has always been linked to the performance achievements that drive our strategy and create shareholder value.  Mr. Mangano’s compensation is also balanced to help ensure that our executive leadership team remains committed to the future.  The following charts show that Mr. Mangano’s total direct compensation has historically been weighted more heavily toward variable compensation (i.e., annual and long-term incentives), which is reflective of the Company’s compensation philosophy.

As illustrated above, Mr. Mangano’s total direct compensation increased to $1.39 million in 2017 from $1.343 million in 2016.  This increase was driven by the following determinations made by the Compensation Committee:

•
Adjusted Mr. Mangano’s base salary during the year from $592,250 to $642,250 to better align his base salary with the market base salary for chief executive officers of comparable publicly held bank holding companies.

•
Awarded Mr. Mangano an annual incentive award of $375,000 in recognition of the following financial and strategic achievements by the Company as well as Mr. Mangano’s individual performance contributions:

o	Maintained a strong, well-positioned balance sheet, and returned $1.3 million in capital to shareholders.

o	Negotiated the acquisition of a Monmouth County, New Jersey-based community bank with $103 million in assets, at approximately 82% of tangible book value, which acquisition closed in 2018.

o
Grew 1st Constitution’s loans and deposits strategically, without departing from its conservative risk appetite, and continued to increase non-interest income by 19%, primarily as a result of increased gains on sales of loans.

o
Continued to support communities in compliance with the Community Reinvestment Act (“CRA”), which resulted in $8.4 million in new investments, as well as other cash contributions to various CRA activities.

o	Continued to improve the effectiveness of the Bank’s risk and control procedures, resulting in strong regulatory compliance.

•	Granted Mr. Mangano 20,000 restricted stock awards, which reinforces our focus on long-term results and supports our leadership retention strategy.

What Guides Our Program

Our Compensation Philosophy

Our executive compensation program is designed to ensure that we execute on our goal to establish a community bank with the means to deliver a superior level of service and enhance long-term shareholder value.  Our compensation philosophy is driven by the following guiding principles that underpin the critical connections between performance, long-term value creation, talent management and compensation governance:

Performance-Driven	A portion of an executive officer’s total compensation should be variable (“at-risk”) and linked to the achievement of specific short- and long-term performance objectives.
Shareholder-Aligned
Executive officers should be compensated through pay elements (base salaries and short- and long-term incentives) designed to enhance shareholder value by making the Bank, which is our primary operating subsidiary, a driving force towards providing shareholders with a suitable rate of return on their investment.

Competitively-Positioned
Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success.

Responsibly-Governed	Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

The Principal Elements of Pay

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executive officers for delivering on annual strategic objectives that contribute to the creation of shareholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executive officers to execute on longer-term financial goals that drive the creation of shareholder value and support the Company’s retention strategy.

Our Decision Making Process

The Compensation Committee oversees the executive compensation program for our NEOs.  The Compensation Committee is comprised of independent, non-employee members of the Board of Directors (the “Board”).  The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year.  Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee charter, which was most recently amended on December 15, 2016.  The charter is available under the “Investor Relations” tab on the Company’s website at www.1stconstitution.com.

The Role of the Compensation Committee

The Compensation Committee is appointed by the Board.  Subject to the final review and approval by the Board, the Compensation Committee evaluates, determines and approves the compensation of the NEOs, including the Company’s CEO, and its non-employee directors.  The Compensation Committee administers the Company’s equity plans and has overall responsibility for monitoring the Company’s executive compensation policies, plans and programs.  The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members when appropriate.

The Role of Management

The Compensation Committee generally holds two regularly scheduled in-person meetings a year and additional meetings as appropriate, either in person or by telephone.  Generally, the Compensation Committee Chairman works with management in establishing the agenda for Compensation Committee meetings.  Management also prepares and submits information during the course of the year for the consideration of the Compensation Committee, such as management’s proposed recommendations to the Compensation Committee for performance measures and proposed financial targets, management’s proposed recommendations to the Compensation Committee for salary increases, management’s performance evaluations of executive officers, and other data and information, if requested by the Compensation Committee.

Although many of the compensation decisions are made during the Compensation Committee’s annual review process, the compensation planning process spans throughout the year.  Subject to the final review and approval by the Board, the Compensation Committee reviews and approves the Company’s goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and determines the CEO’s compensation level based on this evaluation.  The CEO is not present during voting or deliberations with respect to his compensation.  On an annual basis, the Compensation Committee also reviews and approves base salary, annual incentive compensation and long-term equity-based compensation of the other executive officers of the Company.

The Role of the Independent Consultant

The Compensation Committee has the full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities.  Prior to retaining, or seeking advice from, a compensation consultant or other advisor, the Compensation Committee must consider the independence of such compensation consultant or other advisor.  The independent compensation consultant retained by the Compensation Committee reports directly to the Compensation Committee.

In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant.  The Compensation Committee assessed the independence of Pearl Meyer and determined that its work for the Compensation Committee has not raised any conflicts of interest.

In 2017, Pearl Meyer provided services to the Compensation Committee, including (i) a refreshed compensation review for Mr. Mangano and Mr. Gilhooly, our two NEOs who served as executive officers of the Company in 2017, as well as certain executive officers of the Bank, including Mr. Andreacio, who is now an NEO of the Company; (ii) an assessment of the Company’s and the Bank’s compensation components compared to survey and peer group data; and (iii) recommendations for total compensation opportunity guidelines (i.e., base salary and short- and long-term incentive targets).  Pearl Meyer does not provide any services to the Company or any of its subsidiaries other than the services provided to the Compensation Committee.

The Role of the Peer Group

The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies.  For purposes of setting 2017 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account publicly-available data from industry compensation surveys and proxy statements from the group of peer companies listed below.  (Industry survey data was data collected from surveys of bank holding companies or banks with an asset size of approximately $1.0 billion.  Proxy data was compiled for publicly-traded commercial bank holding companies or banks with assets between approximately $900 million and $2 billion.)

• Access National Corporation	• Republic First Bancorp, Inc.
• BCB Bancorp, Inc.	• SI Financial Group, Inc.
• Bankwell Financial Group, Inc.	• Southern National Bancorp of Virginia
• Community Bankers Trust Corporation	• Suffolk Bancorp
• Community Financial Corporation	• Sun Bancorp, Inc.
• Middleburg Financial Corporation	• Two River Bancorp
• Old Line Bancshares, Inc.	• Unity Bancorp, Inc.
• Parke Bancorp, Inc.	• Washington First Bankshares, Inc.

It is important to note that this market data is not the sole determinant in setting pay levels for executive officers of the Company or the Bank.  The Compensation Committee also considers Company and individual performance and the nature of an individual’s role within the Company, as well as his or her experience and contributions to his or her current role when making its compensation-related decisions.

The 2017 Executive Compensation Program in Detail

Base Salary

We provide each of our NEOs with a competitive fixed annual base salary.  The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive officer, his or her future potential, scope of responsibilities and experience, and competitive pay practices.  The Compensation Committee approved the following adjustments for 2017 for Mr. Gilhooly and Mr. Andreacio.  For information about Mr. Mangano’s 2017 base salary adjustment, please refer to page 32 of this Compensation Discussion & Analysis.

NEO	2016	2017	% Change	Rationale for Adjustment
Stephen J. Gilhooly	$210,000	$220,000	4.76%	Better aligned with market
John Andreacio**	$280,000	$320,000	14.29%	Better aligned with market and includes a 7.15% increase on July 1, 2017 for the achievement of specific goals established during the year, as well as his increased responsibilities

**
Mr. Andreacio was not an executive officer of the Company in 2016 or in 2017.  Mr. Andreacio was  determined to be an executive officer of the Company by the Board in January 2018.  We are voluntarily including Mr. Andreacio as an NEO for 2017 and providing the disclosure requisite for a named executive officer for him in this Proxy Statement.

2017 Annual Incentives

Our NEOs participate in a cash incentive award based on the achievement of financial and individual performance goals.  Consistent with past practice, annual incentive awards are paid out of an incentive pool.  The incentive pool is established by the Compensation Committee based on adjusted net income performance.

The Compensation Committee is charged by the Board to make holistic, rigorous and judicious decisions.  As such, the Compensation Committee considers a number of factors relating to the Company’s success in determining the actual amount of the incentive pool at the end of the fiscal year.  For 2017, the Compensation Committee established an incentive pool of $465,000 based on several factors including:

•	The achievement of $6.9 million in net income (excluding merger related expenses and other charges related to the enactment of the Tax Cuts and Job Act, net income would have been $8.8 million)*;

•	Loans and deposits increasing 9.0% and 10.5%, respectively, from December 31, 2016 to December 31, 2017;

•
The announcement of the agreement to acquire a Monmouth County, New Jersey-based community bank at approximately 82% of tangible book value, which closed in 2018 and has added $103 million in assets and two additional branch banking offices to the Company in addition to expanding the Company’s presence in Monmouth County, New Jersey; and

•	Individual performance of the NEOs as described under “Determination of Individual Awards” below.

For more details about additional financial performance that was taken into account, please see “2017 Key Business Achievements” beginning on page 29 of this Compensation Discussion & Analysis.

Determination of Individual Awards

The following provides a summary of the Compensation Committee’s qualitative assessments of individual performance for 2017 and the resulting award payouts for Mr. Gilhooly and Mr. Andreacio.  For information about Mr. Mangano’s award, please refer to page 32 of this Compensation Discussion & Analysis.

NEO	Incentive Payout	Payout as a % of Base Salary
Stephen J. Gilhooly	$20,000	9.1%
Key Strategic Achievements
•      Key contributor to strategic planning and led the analysis and structuring of the transaction to acquire New Jersey Community Bank;
•      Effectively managed the investment portfolio and the Company’s net interest income sensitivity and interest rate risk in a changing economic and operating environment; and
•      Recruited critical accounting personnel to enhance the accounting and reporting function and financial control.

* Please see Appendix A to the Proxy Statement for information on non-GAAP reconciliation.

NEO	Incentive Payout	Payout as a % of Base Salary
John Andreacio	$70,000	21.8%
Key Strategic Achievements
•      Led the Commercial Banking Team in balancing strong commercial loan growth with excellent credit quality metrics;
•      Oversaw the implementation of internal operating and credit approval efficiencies that streamlined and reduced the time to underwrite, approve and close loans; and
•      Managed the Commercial Lending, Administration and Operations areas of the Bank by overseeing credit and lending activities and ensuring appropriate mitigation of the risks inherent in the Bank’s loan portfolios.

2017 Long-Term Incentives

The Compensation Committee believes that Mr. Mangano, along with the other NEOs, are at the core of our sustained success.  Their vision, cohesive leadership and deep experience are critical to our long-term growth strategy.

To this end, during 2017, the Compensation Committee approved equity grants to Mr. Gilhooly and Mr. Andreacio to help the senior management team of the Company and the Bank maintain a continued focus on their responsibilities to maximize shareholder value over the long term.  These awards were also intended to support the Company’s long-term retention goals.

In recognition of performance achieved in the fiscal year ended December 31, 2016, on January 3, 2017, Mr. Gilhooly and Mr. Andreacio received grants of awards using a combination of restricted stock awards and stock options.  Mr. Gilhooly was granted 1,000 restricted stock awards and 1,000 stock options.  Mr. Andreacio was granted 1,000 restricted stock awards and 1,000 stock options.  In recognition of achieving mid-year performance goals, on July 28, 2017, Mr. Gilhooly and Mr. Andreacio also received 1,500 and 4,000 restricted stock awards, respectively.  For information about Mr. Mangano’s 2017 equity awards, please refer to page 32 of this Compensation Discussion & Analysis.

Why Stock Options?

Stock options provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive the creation of shareholder value.  That is because they only provide value to the NEOs and other officers of the Company and the Bank if the price of the Company’s stock appreciates over time.  Specifically, the value of the award depends on the price of Company common stock in the future as compared to the exercise price of the options granted.

The exercise price of the stock options issuable under the awards granted on January 3, 2017 is $18.65 per share, which was the closing price of Company common stock on the date of grant.  There can be no assurance that any value will actually be realized.  Stock options vest in 20% increments on each of the first five anniversaries of the date of grant.  These stock options are also contingent upon the continued employment of the holder through each vesting date.

Termination of employment for any reasons other than death or disability results in the forfeiture of any unvested options.  Vesting and exercisability of unvested options may also accelerate under special circumstances such as involuntary termination associated with a change in control.

Why Restricted Stock Awards?

Restricted stock awards are intended to provide the NEOs and other officers of the Company and the Bank with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant share price volatility.  Grants of restricted stock awards vest in 25% increments on each of the first four anniversaries of the date of grant.  Termination of employment for any reasons other than death or disability results in the forfeiture of any unvested shares.  The vesting of unvested shares may also accelerate under special circumstances such as involuntary termination associated with a change in control.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

The Company maintains stock ownership guidelines that are designed to promote our ownership culture and further align the interests of our shareholders and senior management.  Our NEOs are expected to acquire and hold a minimum of Company common stock that is equal to a multiple of his or her annual base salary within five years from the time he or she becomes an NEO.

Title	Guideline as a Multiple of Salary
CEO	3x
Other NEOs	2x

The following ownership interests are considered when determining compliance with stock ownership guidelines:

•	Common shares held directly or indirectly;

•	Common shares (on an as converted full value basis) held in 401(k) or other benefit plan; and

•	All vested or unvested stock options, restricted stock or stock units.

All of our NEOs are currently in compliance with the guidelines.

2017 Risk Assessment

Each year, the Company performs a detailed risk analysis of each of its compensation programs.  If warranted, the Compensation Committee will recommend changes to address concerns or considerations raised in the risk review process.  Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any such risk is determined to exist.  The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage any employees to take unnecessary and excessive risks.  We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Benefits & Perquisites

Our NEOs also generally participate in other employee benefit plans on the same terms as all of our other employees.  NEOs are entitled to participate in the employee benefit plans maintained by the Company and the Bank, including the 401(k) program, the medical insurance and reimbursement program, the group term life insurance program, and the group disability program.

Our NEOs also receive certain personal benefits in connection with their employment with the Company.  To facilitate the business-related travel of our CEO, the Company provides Mr. Mangano with a late-model automobile, which he uses for this purpose.  In addition, the Company pays for the operation and maintenance of this automobile, which is valued at cost to the Company.  In 2017, Mr. Mangano was also reimbursed for a golf club membership and a social membership at a country club located near the Company’s main office, which facilities are used by Mr. Mangano for business meetings from time to time.

The other NEOs receive limited perquisites, which include automobile allowances and fuel reimbursement cards.

Executive Life Insurance Program

The Company has life insurance arrangements with certain executive officers of the Company and the Bank.  These employer-paid arrangements provide for a life insurance benefit of three times his or her annual base salary in the event of death while employed with the Company.  Benefits are based on the annual base salary in effect at the time of death or retirement, minus amounts payable by reason of any other group term life insurance coverage provided by the Company.

All coverage under these arrangements terminates upon termination of a covered executive officer’s employment with the Company.  However, with the exception of termination for cause, coverage will remain in effect after termination only if (i) the executive is at least 60 years old and has a minimum of 10 years of service with the Company, or (ii) there is a change in control.

Supplemental Executive Retirement Plan (“SERP”)

The Company maintains the SERP, which is a non-qualified, unfunded retirement plan, to provide a competitive level of pay replacement to executive officers designated by the Compensation Committee upon retirement.  The Compensation Committee administers the SERP in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Compensation Committee is also responsible for designating eligible participants.  As of December 31, 2017, Mr. Mangano was the only eligible participant.  He is 100% vested in his SERP benefit, pursuant to the terms of the Plan.

SERP benefits are generally equal to the product of (i) a participant’s final base compensation times (ii) a percentage multiplier selected for such participant by the Compensation Committee.  Final base compensation means a participant’s highest annual rate of base compensation in effect for the twelve month period prior to his or her termination from employment.  Bonuses, overtime pay, commissions, other extraordinary payments, reimbursements or other expense allowances, equity compensation, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits are excluded, and amounts contributed to the Company’s 401(k) plan and cafeteria plan are included in the determination of final base compensation.  The percentage multiplier used to calculate benefits under the SERP for Mr. Mangano is 55%.

In 2017, the Compensation Committee authorized retirement allocations under the SERP to Mr. Mangano, as listed in the 2017 Nonqualified Deferred Compensation table and as included in the All Other Compensation column of the 2017 Summary Compensation Table.  For 2017 and 2016, respectively, the Company incurred expenses of $325,498 and $251,588 for Mr. Mangano, which amounts are not reflected in the Summary Compensation Table.

Employment Agreements

The Company maintains employment agreements with the following NEOs, as summarized below:

Mangano Agreement

The Company and Mr. Mangano are parties to an employment agreement (the “Mangano Agreement”) dated July 1, 2010, as amended, whereby Mr. Mangano serves as the President and Chief Executive Officer, and as a director, of each of the Company and the Bank.  The Mangano Agreement has a term of three years, with automatic one-year extensions starting on the first anniversary of the date of the Mangano Agreement and then on each anniversary (i.e., July 1) of such date thereafter, absent notice of non-renewal.

The Mangano Agreement provides for a minimum base salary of $505,000, an annual cash bonus of up to fifty percent (50%) of base salary, and participation in the Company’s equity plans.  It also provides for participation in employee benefit plans and use of an automobile and a country club membership.

The Mangano Agreement provides certain severance and change in control (CIC) benefits to Mr. Mangano, as follows:

•	Termination without “just cause” or for “good reason” (other than in in connection with a CIC): Lump sum severance payment equal to two times the sum of his base salary plus appropriate cash bonus;

•
Termination due to death or disability: Base salary through date of termination plus appropriate cash bonus, prorated to date of termination, plus, in the case of disability, non-monetary employee benefits provided for under the Mangano Agreement;

•	Termination for “just cause”: No severance payment;

•
Termination without “just cause” or by Mr. Mangano for any reason in connection with or within 12 months after a CIC: Lump sum severance payment equal to three times the sum of his base salary plus a projected cash bonus.

Pursuant to a legacy program that has been in place for Mr. Mangano since the inception of the Mangano Agreement, if any of these severance payments would be subject to the excise tax imposed by Section 4999 of the Code, Mr. Mangano will be entitled to receive a gross-up to offset any such amounts.  Employment agreements entered subsequent to Mr. Mangano’s agreement do not contain gross-up provisions.

Upon Mr. Mangano’s retirement, his outstanding stock options will vest, but unvested restricted stock and restricted stock unit awards will be forfeited unless he enters into a consulting agreement (described below) with the Company.  In this case, the unvested restricted stock and RSUs will continue to vest during the consultancy period.

The Mangano Agreement requires that the Company offer to enter into such a consulting agreement with Mr. Mangano in connection with his retirement, pursuant to which he may provide consulting services for no more than fifteen (15) hours per calendar month and be paid no salary other than reimbursement of expenses.  Any such consulting agreement shall remain in place for at least as long as is necessary for Mr. Mangano’s unvested restricted stock and restricted stock units to vest.

The Mangano Agreement includes a covenant not to compete with the Company effective during the term of the Mangano Agreement and for one year following the termination or discontinuation of Mr. Mangano’s employment or services.  Mr. Mangano’s compensation is also subject to recoupment pursuant to the Company’s clawback policy and otherwise as required by law.

The Mangano Agreement and Andreacio Agreement (described below) generally contain the following definitions:

•
A CIC occurs (i) if more than 35% of our common stock is acquired, (ii) upon a tender  or exchange offer, (iii) if any person directly or indirectly acquires control of the election of a majority of the Company’s directors, (iv) if any person or group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act exercises a controlling influence over the management or policies of the Company, (v) if we experience a substantial and rapid turnover in the membership of our Board of Directors (changes in Board membership occurring within any period of 2 consecutive years result in two-thirds (2/3) of our Board members not being continuing directors unless such change in Board members is approved by at least two-thirds (2/3) of our Board), (vi) if our shareholders approve a merger or consolidation with another company (other than a merger where the Company is  the surviving company and which does not result in a reclassification or reorganization of the Company’s shares or a change in the Company’s directors, other than the addition of three or fewer directors; (vii) if our shareholders approve a sale or disposition of all or substantially all of our assets, or (viii) if we adopt a plan of dissolution or liquidation.

•
“Just cause” includes (i) the conviction of a felony or criminal offense involving moral turpitude, (ii) the willful commission of an act likely to cause substantial economic damage to the Company or injury to the business reputation of the Company, (iii) fraud in the performance of his duties, (iv) a continued, willful failure to perform employment duties, or (v) an order of a federal or state regulatory agency or court of competent jurisdiction requiring his termination of employment.

•
“Good reason” includes (i) a material reduction in responsibilities, authority, base salary or benefits, (ii) a material and uncured breach of the agreement by the Company, (iii) relocation, or (iv) material diminution of duties and responsibilities.

Andreacio Agreement

The Company and Mr. Andreacio are parties to an employment agreement (the “Andreacio Agreement”) dated January 1, 2015 whereby he serves as the Executive Vice President and Chief Credit Officer of the Bank.  The Andreacio Agreement has a term of two years, with automatic one-year extensions starting on the first anniversary of the date of the agreement, and then on each anniversary (i.e., January 1) of such date thereafter, absent notice of non-renewal.

The Andreacio Agreement provides for a minimum base salary of $250,000, an annual cash bonus determined by the Compensation Committee, and participation in the Company’s equity plans.  It also provides for participation in employee benefit plans and an automobile allowance.

The Andreacio Agreement provides certain severance and change in control (“CIC”) benefits to Mr. Andreacio, as follows:

•	Termination without “just cause” or for “good reason” (other than in in connection with a CIC): Lump sum severance payment equal to two times the sum of his base salary plus most recent cash bonus.

•
Termination due to death or disability: Base salary through date of termination plus appropriate cash bonus, prorated to date of termination, plus, in the case of disability, non-monetary employee benefits provided for under the Andreacio Agreement, subject to his employee contributions for such benefits.

•	Termination for “just cause” or quit: No severance payment.

•
Termination without “just cause” or by Mr. Andreacio for any reason in connection with or within 12 months after a CIC: Lump sum severance payment equal to two times the sum of his base salary plus most recent cash bonus.

If any of these severance payments would be subject to the excise tax imposed by Section 4999 of the Code, Mr. Andreacio’s severance will be cut-back to the extent necessary to avoid such taxes.

The Andreacio Agreement includes a covenant not to compete with the Company effective during the term of the Andreacio Agreement and for one year following the termination or discontinuation of Mr. Andreacio’s employment or services.  Mr. Andreacio’s compensation is also subject to recoupment pursuant to the Company’s clawback policy and otherwise as required by law.

Gilhooly Letter Agreement

Mr. Gilhooly is a party to an agreement with the Company dated January 31, 2014.  It provides for Mr. Gilhooly’s starting annual base salary of $200,000 and an initial grant of 3,000 stock options, vesting at 20% per year beginning on date of grant.  It also provides for his eligibility to participate in our annual cash bonus program, equity and employee benefit plans, and a car allowance.

Equity Incentive Plans

Our 2005 Equity Incentive Plan (the “2005 Plan”) and our 2013 Equity Incentive Plan (the “2013 Plan”) provide our NEOs with CIC and severance benefits with respect to their equity awards (if not otherwise covered by an employment agreement).  Under the terms of the 2005 Plan, upon the occurrence of a CIC (as defined in the 2005 Plan), all unvested stock options and restricted stock awards shall vest.  The award agreements under the 2005 Plan also provide that all outstanding awards shall become fully vested and exercisable upon the death, disability or in some cases retirement of the NEO.  The terms of the 2013 Plan similarly provide for a “single trigger” acceleration of outstanding awards upon a CIC (as defined in the 2013 Plan) unless otherwise provided by the Compensation Committee.  The award agreements under the 2013 Plan also provide that all outstanding awards shall become fully vested and exercisable upon the death or disability of the NEO.  Unless otherwise provided in any employment agreement or change in control agreement between the NEO and the Company, all unvested shares of restricted stock will be forfeited upon the NEO’s termination of employment for reasons other than death or disability.

 CEO Pay Ratio

We determined that the 2017 annual total compensation of the median compensated employee, which was determined after a review of the 2017 annual total compensation of all of our employees as of November 30, 2017, other than our CEO, Robert F. Mangano, was $53,278.  Mr. Mangano’s 2017 annual total compensation was $1,487,675, and the ratio of Mr. Mangano’s 2017 annual total compensation to the median compensated employee’s 2017 annual total compensation was 28:1.

As of November 30, 2017, there were182 employees working at our parent company and consolidated subsidiaries, with 100% of these individuals located in the United States.  To identify the median compensated employee, we used a Consistently Applied Compensation Measure (“CACM”) defined as the aggregation of base salary and bonus received in 2017 as provided by our payroll records.  Compensation for full-time employees hired during fiscal 2017 was annualized.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.  The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect a company’s compensation practices.  As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Tax and Accounting Considerations

We take tax, accounting and regulatory requirements into consideration in choosing the particular elements of our compensation programs and in the procedures we use to set and pay those elements.  We want to pay compensation in the most tax-effective manner reasonably possible and, therefore, take tax considerations into account.

•
Section 162(m) of the Code provides that payments of compensation in excess of $1,000,000 annually to a covered employee (the CEO and each of the three-highest paid executive officers other than the CFO) will not be deductible for purposes of U.S. corporate income taxes unless it is “performance-based” compensation and is paid pursuant to a plan and procedures that meet certain requirements of the Code.  Under our incentive plans, our Compensation Committee may issue awards that qualify as deductible performance-based compensation under Section 162(m).  The Tax Cuts and Jobs Act (the “2017 Tax Act”), which was implemented in December 2017, repealed the performance-based compensation and commission exceptions to the Section 162(m) $1 million deduction limitation for tax years beginning after December 31, 2017.  The 2017 Tax Act also expanded the group of employees and former employees whose compensation is subject to the Section 162(m) deduction limitations.  Transition rules may allow payments to be deductible based on the application of the Section 162(m) rules in effect prior to the change if the payments are made pursuant to a “written binding contract” that was in effect on November 2, 2017, and has not since been materially modified.

•
Section 409A of the Code provides that deferred compensation (including certain forms of equity awards) is subject to additional income tax and interest unless it is paid pursuant to a plan and procedures that meet certain requirements of the Code.  It is our intention to deliver compensation that complies with the requirements under Section 409A.

•
We have generally granted all of our stock options to NEOs as incentive stock options under Section 422 of the Code, subject to the volume limitations contained in the Code.  Generally, for stock options that do not qualify as incentive stock options, upon exercise of the options, the holders of the stock options recognize taxable income and we are entitled to a tax deduction.  For stock options that qualify as incentive stock options, we do not receive a tax deduction and the holder of the stock option may receive more favorable tax treatment than he or she would otherwise receive for a non-qualified stock option.  For federal income tax purposes, the NEO will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will generally be entitled to a tax deduction for such amount as compensation expense unless limited by tax rules.

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors.  The Compensation Committee has reviewed and discussed with management the CD&A contained in this Proxy Statement.  Based on its review of the CD&A and its discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has agreed, that the CD&A be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference.  In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

WILLIAM M. RUE, CHAIRMAN
CHARLES S. CROW, III
J. LYNNE CANNON
JAMES G. AARON
ANTONIO L. CRUZ

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015.

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary (2)	Bonus	Stock Awards (3)	Option Awards (3)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)

Robert F. Mangano	2017	642,250	375,000	373,000		97,425 (4)	1,487,675
President and CEO	2016	592,250	450,000	300,938	–	71,110 (4)	1,414,298
	2015	575,000	320,000	196,020	–	74,535 (4)	1,165,555

Stephen J. Gilhooly	2017	220,000	20,000	44,450	18,650	11,486 (5)	314,586
Senior Vice President,	2016	210,000	20,000	25,080	12,579	11,244 (5)	278,903
CFO and Treasurer	2015	200,000	15,000	17,625	–	10,470 (5)	243,095

John T. Andreacio(6) Executive Vice President and Chief Lending and Credit Officer	2017	340,000	70,000	87,450	18,650	15,583 (7)	531,683
_______________

(1)	The Company has only three executive officers for fiscal year 2017, and two executive officers for fiscal years 2016 and 2015, as such term is defined in Rule 3b-7 of the Exchange Act.

(2)
Amounts include compensation deferred under the Company’s 401(k) Plan as follows: In fiscal year 2017, our named executive officers deferred the following amounts into the Company’s 401(k) Plan: Mr. Mangano - $20,798, Mr. Gilhooly - $20,341 and Mr. Andreacio - $18,796.  In fiscal year 2016, our named executive officers deferred the following amounts into the Company’s 401(k) Plan: Mr. Mangano - $20,342 and Mr. Gilhooly - $20,378.  In fiscal year 2015, our named executive officers deferred the following amounts into the Company’s 401(k) Plan: Mr. Mangano - $23,907 and Mr. Gilhooly - $23,908.

(3)
Amounts shown in these columns reflect the aggregate grant date fair value of restricted stock awards and option awards, as determined in accordance with FASB ASC Topic 718. Additional information concerning our accounting for restricted stock and options granted in 2016 is included in Note 1 and Note 15 of the Notes to Consolidated Financial Statements in our 2016 Annual Report on Form 10-K and additional information concerning our accounting for restricted stock and options granted in 2015 is included in Note 1 and Note 16 of the Notes to Consolidated Financial Statements in our 2015 Annual Report on Form 10-K.

(4)
Includes: (i) the value of the Company’s match of employee contributions under our 401(k) Plan; (ii) imputed income attributable to BOLI; (iii) the annual cost to the Company of a country club membership; and (iv) the value of the Company provided automobile of $42,152 for 2017, $42,762 for 2016 and $41,084 for 2015.  For fiscal years 2016 and 2015, also includes the cost to the Company of providing additional long term disability coverage.  The Company calculates the aggregate incremental cost to the Company for the provision to Mr. Mangano of the Company provided car as the sum of the total cost of the automobile attributable to the fiscal year, including lease payments, plus maintenance costs, insurance and fuel paid by the Company.  This amount has not been reduced to reflect the costs attributable to business use.  Mr. Mangano is taxed on the imputed income attributable to personal use of the Company car and does not receive tax assistance from the Company with respect to these amounts.

(5)	Includes: (i) the value of the Company’s match of employee contributions under our 401(k) Plan and (ii) the value of an automobile reimbursement allowance.

(6)
Mr. Andreacio became an executive officer of the Company in January 2018.  Although Mr. Andreacio was not an executive officer for the Company in 2017, we are voluntarily providing his compensation for fiscal year 2017 in the Summary Compensation Table.

(7)	Includes: (i) the value of the Company’s match of employee contributions under our 401(k) Plan, (ii) the value of an automobile reimbursement allowance and (iii) imputed income attributable to BOLI.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants that each NEO received under the 2013 Executive Incentive Plan in 2017.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Robert F. Mangano	1/3/2017 (1)	20,000	--	--	373,000

Stephen J. Gilhooly	1/3/2017 (1)	1,000	--	--	18,650

	1/3/2017 (2)	--	1,000	18.65	18,650

	7/28/2017 (3)	1,500	--	--	25,800

John T. Andreacio	1/3/2017 (1)	1,000	--	--	18,650

	1/3/2017 (2)		1,000	18.65	18,650

	7/28/2017 (3)	4,000	--	17.20	68,800

(1)	Award of restricted stock units (“RSUs”) that vest in equal installments on January 3, 2018, January 3, 2019, January 3, 2020 and January 3, 2021.

(2)
20% of the options granted became exercisable on the date of grant.  The remaining options become exercisable in equal annual installments on January 3, 2018, January 3, 2019, January 3, 2020 and January 3, 2021.

(3)	Award of RSUs that vest in equal installments on July 28, 2018, July 28, 2018, July 28, 2020 and July 28, 2021.

2013 Equity Incentive Plan

The 1st Constitution Bancorp 2013 Equity Incentive Plan (the “2013 Plan”) was adopted by the Board of Directors of the Company on March 21, 2013 and was approved by our shareholders on May 23, 2013.  A total of 406,822 shares (as adjusted for all stock dividends) have been reserved and are available for delivery in connection with awards under the 2013 Plan; however, the total number of shares which may be issued and delivered in connection with awards that are granted as incentive stock options (“ISOs”) is limited to 220,500 (as adjusted for all stock dividends).  Shares delivered under the 2013 Plan shall be authorized and unissued shares or treasury shares, or partly out of each, as shall be determined by the Board of Directors of the Company. Shares subject to an award under the 2013 Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the participant will again be available for awards, but with respect to shares reserved and available for ISOs, only to the extent consistent with applicable regulations relating to ISOs under the Code.

The 2013 Plan is administered by the Compensation Committee, which determines the terms of each grant under the plan.  Under the 2013 Plan, the Company may grant participants stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) or such other awards as the Compensation Committee may determine to employees of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an award until such person has commenced employment with the Company or a subsidiary or affiliate. Non-employee directors shall not be eligible to participate in the 2013 Plan.

Participants are limited in any year to awards under the 2013 Plan relating to no more than 110,250 shares per type of award (that is, options, restricted stock and other awards).

The exercise price per share purchasable under an option shall not be less than the fair market value of a share of Company common stock on the date of grant of the option. The Compensation Committee shall determine the term of each option, provided, that no option may have a term in excess of ten years from the date of grant. The Compensation Committee shall determine the time or times at which, or the circumstances under which, an option may be exercised, in whole or in part, the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, stock, other awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property, and the methods by or forms in which Company common stock will be delivered or deemed to be delivered in satisfaction of options.

The Compensation Committee may grant SARs in tandem with an option or on a freestanding basis. Upon exercise of a SAR, the participant will be entitled to payment of the positive difference in value between the exercise price and the fair market value of a share of Company common stock on the date of exercise. The exercise price will be at least equal to the fair market value of a share of Company common stock as of the date of grant. The Compensation Committee shall determine the term of each SAR, provided that no SAR may have a term in excess of ten years from the date of grant. The Compensation Committee shall determine the time or times at which, or the circumstances under which, a SAR may be exercised, in whole or in part, the methods by which the SAR may be settled, including, without limitation, cash or stock, and all other terms and conditions of the SAR.

The Compensation Committee will determine the period over which restricted stock and RSUs will vest, and will impose such restrictions on transferability, risk of forfeiture and other restrictions as the Compensation Committee may, in its discretion, determine. Delivery of stock (or cash equivalent) in connection with the lapse of restrictions with respect to RSUs shall occur at such times as the Compensation Committee shall determine. Unless restricted by the Compensation Committee, a participant granted restricted stock shall have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon. In the case of RSUs, no shares of stock shall be issued at the time an award is made, and the Compensation Committee shall determine whether such award of RSUs will be credited with dividends paid on shares of the Company’s common stock during the applicable restricted period.

The Compensation Committee is authorized to grant such other awards to participants as the Compensation Committee, in its discretion, may determine; provided, however, that such other awards shall comply with applicable federal and state securities laws, the Code, as applicable, and Nasdaq Listing Rules applicable to the Company.  The Compensation Committee shall determine the terms, conditions, restrictions and other provisions of such other awards.

The 2013 Plan contains customary anti-dilution provisions pursuant to which the Compensation Committee may, in such manner as it may deem equitable, make certain adjustments in the event of a stock dividend, stock split, recapitalization or other similar transaction, including adjustments to the aggregate number of shares that may be issued under the 2013 Plan and the number of shares available for grant as ISOs.

As of March 31, 2018, there were 49,764 options to purchase shares of Company common stock (as adjusted for all stock dividends) under the 2013 Plan.  As of March 31, 2018, grants of 290,549 restricted shares of Company common stock (as adjusted for all stock dividends) have been previously made under the 2013 Plan and 66,509 shares (as adjusted for all stock dividends) remain available for future issuance under the 2013 Plan.

2005 Equity Incentive Plan

The 1st Constitution Bancorp 2005 Equity Incentive Plan (the “2005 Plan”) was adopted by the Board of Directors of the Company on February 17, 2005 and was approved by our shareholders on May 19, 2005.  Following the adoption of the 2013 Plan by shareholders on May 23, 2013, (i) the Compensation Committee discontinued granting awards under the 2005 Plan; (ii) no shares that currently remain available for future grant under the 2005 Plan will be added to the number of shares available for grant under the 2005 Plan; and (iii) none of the shares that may be returned to the 2005 Plan in accordance with its provisions will be added to the number of shares available for grant under the 2005 Plan.

The 2005 Plan is administered by the Compensation Committee, which determines the terms of each grant under the plan.  Under the 2005 Plan, the Company was able to grant participants stock options, restricted stock, or other awards determined by the Compensation Committee relating to an aggregate maximum of 474,304 shares of the Company’s common stock (as adjusted for all stock dividends). Participants were limited in any year to awards under the 2005 Plan relating to no more than 24,541 shares per type of award (that is, options, restricted stock, and other awards) (as adjusted for all stock dividends), plus the amount of the participant’s unused annual limit relating to the same type of award as of the close of the previous year, subject to future adjustment.

Awards were granted under the 2005 Plan to employees of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company, a consultant or other person who provided substantial services to the Company or a subsidiary or affiliate, and any person who had been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee did not receive any payment or exercise any right relating to an award until such person had commenced employment with the Company or a subsidiary or affiliate. Non-employee directors were not eligible to participate in the 2005 Plan.

The exercise price of options granted under the 2005 Plan must equal the fair market value of Company common stock at the time of grant, and the term of any option cannot exceed 10 years after the date of the grant. The number of shares of Company common stock covered by the 2005 Plan, and the amount and grant price for each award, were proportionally adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from the subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

As of March 31, 2018, there were 105,944 options to purchase shares of Company common stock (as adjusted for all stock dividends) outstanding under the 2005 Plan.  As of March 31, 2018, grants of 59,170 restricted shares of Company common stock (as adjusted for all stock dividends) have been previously made under the 2005 Plan.  As a result of the adoption of the 2013 Plan by shareholders on May 23, 2013, no shares are available for future grant under the 2005 Plan.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table represents stock options and stock awards outstanding for each named executive officer as of December 31, 2017.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Robert F. Mangano
	4219	0	7.46	01/02/19	6,202 a	113,497
	33,834	0	5.63	09/22/21	9,923 c	181,591
					18,840 e	344,772
					20,000 g	366,000
Stephen J. Gilhooly
	2,646	662	9.30	04/02/24	788 d	14,420
	420	630	11.98	01/04/26	1,500 f	27,450
	200	800	18.65	01/03/27	1,000 g	18,300
					1,500 h	27,450
John T. Andreacio
	0	221	10.24	01/06/24	138 a	2,525
	0	442	10.10	01/02/25	1,102 b	20,167
	0	630	11.98	01/04/26	2,625 d	48,038
	200	800	18.65	01/03/27	787 e	14,402
					4,125 f	75,488
					1,000 g	18,300
					4,000 h	73,200

(1)	All option awards reflected in these columns vest 20% at grant and 20% in annual equal installments on the first four anniversaries of the date of grant. Each option has a ten year term.

(2)
All stock awards reflected in these columns represent restricted stock grants, which vest in 25% annual increments on the first four anniversaries of the date of grant.  Vested shares are subject to certain transferability restrictions.  The following table provides the grant date for each restricted stock award reflected above.

Footnote Reference	Grant Date
a	01/06/14
b	09/18/14
c	01/02/15
d	07/16/15
e	01/04/16
f	07/28/16
g	01/03/2017
h	07/28/2017

(3)
Amounts in this column reflect the number of unvested restricted stock units multiplied by the closing market price per share of 1st Constitution common stock on the last trading day in 2017, which was $18.30.

OPTION EXERCISES AND STOCK VESTED

The following table shows amounts realized by the named executive officers upon the exercise of option awards and upon the vesting of stock awards during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert F. Mangano	2,981 (3)	25,249	6,202 (4)	120,815
			4,961 (5)	92,771
			6,280 (6)	117,436

Stephen J. Gilhooly			393 (7)	6,779
			500 (8)	8,725

John T. Andreacio	2,315 (9)	25,236	827 (13)	14,869
	882 (10)	7,241	138 (4)	2,688
	661 (11)	5,519	1,103 (14)	19,358
	420 (12)	2709	1,312 (15)	22,632
			263 (7)	4,918
			1,375 (8)	23,994

(1)
Amounts in this column reflect the number of stock options exercised multiplied by the difference between the closing market price of 1st Constitution common stock and the exercise price per share at exercise.

(2)
Amounts in this column reflect the number of shares vested multiplied by the closing market price per share of 1st Constitution common stock on the vested date (or the next trading day if the vesting date fell on a date on which there was no trading on the Nasdaq Global Market, LLC).

(3)	Reflects award of options granted on December 21, 2007 that were fully vested and exercised on December 20, 2017.

(4)	Reflects award of RSUs granted on January 6, 2014, 25% of which vested on January 6, 2017.

(5)	Reflects award of RSUs granted on January 2, 2015, 25% of which vested on January 2, 2017.

(6)	Reflects award of RSUs granted on January 4, 2016, 25% of which vested on January 4, 2017.

(7)	Reflects award of RSUs granted on July 16, 2015, 25% of which vested on July 16, 2017.

(8)	Reflects award of RSUs granted on July 28, 2016, 25% of which vested on July 28, 2017.

(9)	Reflects award of options granted on January 2, 2013 that were fully vested and exercised on November 27, 2017.

(10)	Reflects award of options granted on January 6, 2014, 80% of which were vested and exercised on December 4, 2017.

(11)	Reflects award of options granted on January 2, 2015, 60% of which were vested and exercised on December 4, 2017.

(12)	Reflects award of options granted on January 4, 2016, 40% of which were vested and exercised on December 4, 2017.

(13)	Reflects award of RSUs granted on October 17, 2013, 25% of which vested on October 17, 2017.

(14)	Reflects award of RSUs granted on September 18, 2014, 25% of which vested on September 18, 2017.

PENSION BENEFITS

Supplemental Executive Retirement Plans

The Company maintains a Supplemental Executive Retirement Plan (the “SERP”), which is a non-qualified, unfunded retirement plan, to provide a competitive level of pay replacement to executive officers designated by the Compensation Committee upon retirement.  As of December 31, 2017, Mr. Mangano was the only eligible participant.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Robert F. Mangano	SERP	21	$4,363,765	0

Stephen J. Gilhooly	--	--	--	--

John T. Andreacio	--	--	--	--

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

As discussed in more detail in the CD&A of this proxy statement, the Company has entered into certain agreements with Messrs. Mangano and Andreacio and maintains certain plans that will require the Company to provide compensation to our NEOs in the event of a termination of employment or a change in control.  The table below reflects the amount of compensation payable to each of Messrs. Mangano, Gilhooly and Andreacio assuming that each of the hypothetical termination and change in control situations described in the table occurred on December 31, 2017.

Compensation and/or Benefits Payable Upon Termination or Change in Control	Termination Without Just Cause or For Good Reason	Termination Due to Death or Disability	Termination for “Just Cause”	Termination Without “Just Cause” or for any reason in connection with or within 12 Months of a Change in Control
	($)	($)	($)	($)
Robert F. Mangano
Cash Severance (1)	2,034,500	-	--	3,051,750

Acceleration of Equity Awards (2)	1,480,270	1,480,270	--	1,480,270

Non-Qualified Pension Benefits (3)	4,335,255	4,335,255	--	4,335,255

Life Insurance Benefits (4)	1,926,750	1,926,750	--	1,926,750

Total Termination Benefits	9,776,775	7,742,275	--	10,794,025

Stephen J. Gilhooly
Cash Severance (1)	--	--	--	25,385

Acceleration of Equity Awards	--	124,028	--	124,028

Non-Qualified Pension Benefits	--	--	--	--

Life Insurance Benefits (4)	--	--	--	--

Total Termination Benefits	--	124,028	--	149,413

Compensation and/or Benefits Payable Upon Termination or Change in Control	Termination Without Just Cause or For Good Reason	Termination Due to Death or Disability	Termination for “Just Cause”	Termination Without “Just Cause” or for any reason in connection with or within 12 Months of a Change in Control
	($)	($)	($)	($)
John T. Andreacio
Cash Severance (1)	780,000	--	--	780,000

Acceleration of Equity Awards	--	261,507	--	261,507

Non-Qualified Pension Benefits	--	--	--	--

Life Insurance Benefits (4)	--	960,000	--	960,000

Total Termination Benefits	780,000	1,221,507	--	2,001,507

(1)	Amounts include lump sum payments and any cash bonus to which the NEO was entitled on December 31, 2017.

(2)
Upon Mr. Mangano’s retirement, his outstanding stock options will vested, but unvested restricted stock and awards of RSUs will be forfeited unless he enters into a consulting agreement with the Company.  In this case, the unvested restricted stock and RSUs will continue to vest during the consultancy period.

(3)	Amounts include benefits that Mr. Mangano would be entitled to under the SERP, in which he is fully vested.

(4)
Amounts include the employer paid life insurance of three times annual base salary in the event of death while employed.  Coverage will remain in effect after termination only if (i) the executive is at least 60 years old and has a minimum of 10 years of service with the Company, or (ii) there is a change in control unless terminated for cause.

CERTAIN TRANSACTIONS WITH MANAGEMENT

Transactions with Related Persons

The Company, through its subsidiary, the Bank, has made loans to its directors and executive officers and their affiliates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans.  All of these loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.  As of December 31, 2017, the Bank had total loans and loan commitments outstanding to directors and executive officers and their affiliates of $2,718,930 and $3,336,621, respectively, or approximately 2.44% and 2.99% of total shareholder’s equity, respectively, at such dates.  Rent of approximately $122,000 was paid in 2017 to an entity affiliated with a director for the lease of one of the Company’s offices.  As of December 31, 2017, no director or executive officer of the Company or their affiliates was in default under any loan transaction with the Company or the Bank.

The Board has determined that other than the transactions described in the preceding paragraph, no transactions occurred since the beginning of 2016 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”) that would require disclosure as a “related person transaction.”

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus, any substantive proposal, including shareholder proposals, must be referred to in the Company’s notice of shareholders’ meeting for the proposal to be properly considered at a shareholders’ meeting.

Proposals of shareholders which are eligible under the rules of the Securities and Exchange Commission to be included in the Company’s 2019 proxy materials must be received by the Corporate Secretary of the Company no later than December 25, 2018.

If the Company changes the date of its 2019 annual meeting of shareholders to a date more than 30 days from the anniversary of the date of its 2018 Annual Meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before the Company begins to print and mail its proxy materials.  If the Company changes the date of its annual meeting in a manner that alters the deadline, the Company will so state under Part II, Item 5 of the first Quarterly Report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

Under our By-laws, written notice of shareholder nominations to the Board of Directors must be delivered to the Company’s Secretary not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of shareholders.  Accordingly, any shareholder who wishes to have a nomination considered at the 2019 annual meeting of shareholders must deliver a written notice (containing the information specified in our By-laws regarding the shareholder and the proposed action) to the Company’s Secretary by February 23, 2019.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before the meeting, the persons named on the white proxy card will have the discretion to vote on those matters using their best judgment.

Shareholders are urged to vote by Internet or sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board.

By Order of the Board of Directors

ROBERT F. MANGANO
President and Chief Executive Officer

A copy of the annual report to shareholders for the fiscal year ended December 31, 2017 accompanies this proxy statement.  The annual report is a combined report with the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2017 filed with the SEC.  The Company will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary, 1st Constitution Bancorp, 2650 Route 130 North, Cranbury, New Jersey 08512.

Appendix A
1st Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

Adjusted net income
Net income	$6,928
Adjustments:
Revaluation of deferred tax assets	1,712
Merger-related expenses	265
Income tax effect of adjustments (2)	(77)
Adjusted net income	$8,828

Adjusted net income per diluted share
Adjusted net income	$8,828

Diluted shares outstanding	8,312,784

Adjusted net income per diluted share	$1.06

(1) The Company used the non-GAAP financial measures, Adjusted Net Income and Adjusted Net Income per Diluted Share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the revaluation of its deferred tax assets and of the merger-related expenses incurred in connection with the merger with New Jersey Community Bank. These non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP results.

(2) Tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger expenses.

1ST CONSTITUTION BANCORP    Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 24, 2018    The undersigned hereby appoints Robert F. Mangano and Stephen J. Gilhooly and each of them, with full power of substitution, as attorneys and proxies for the undersigned, to   attend  the 2018  Annual  Meeting  of  Shareholders  of 1st  Constitution  Bancorp  (the   “Company”),  to  be  held  at  the  Forsgate  Country  Club, 375  Forsgate  Drive,  Monroe   Township, New Jersey, on May 24, 2018, at 3:00 p.m. Eastern Time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:   (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF   1ST CONSTITUTION BANCORP   May 24, 2018   NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20330   Please sign, date and mail your proxy card in the envelope provided as soon as possible.   Please detach along perforated line and mail in the envelope provided.    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  x   If this proxy is properly signed and is not revoked, the proxies will vote as    .   The election of the following nominees as a director of the Company: specified herein or, if a choice is not specified, they will vote “FOR” the   four nominees listed in Item 1, “FOR” the proposals set forth in Items 2 and FOR  WITHHOLD   , and in their discretion on the conduct of other business if properly   Charles S. Crow III   raised.   J. Lynne Cannon   This proxy is solicited by the Board of Directors of the Company.   Carmen M. Penta   William J. Barrett   FOR  AGAINST ABSTAIN   .   The approval of the compensation of the Company’s named executive   officers on an advisory (non-binding) basis.   3.   The ratification of the selection of BDO USA LLP as independent   registered public accounting firm of the Company for the Company’s 2018 fiscal year.   4.  In their discretion, on the conduct of other business if properly raised.   To change the address on your account, please check the box at right and   indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.   Signature of Shareholder Date: Signature of Shareholder Date:   Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full   title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF   1ST CONSTITUTION BANCORP   May 24, 2018   PROXY VOTING INSTRUCTIONS    INTERNET- Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone.  Have your   proxy card available when you access the web page.   Vote online until 11:59 PM EST the day before the meeting.   MAIL  - Sign, date and mail your proxy card in the envelope   provided as soon as possible.   IN PERSON - You may vote your shares in person by attending   COMPANY NUMBER   the Annual Meeting.    GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements   ACCOUNT NUMBER   and other eligible documents online, while reducing costs, clutter   and paper waste. Enroll today via www.astfinancial.com to enjoy online access.   NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20330   Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  x   If this proxy is properly signed and is not revoked, the proxies will vote as    .   The election of the following nominees as a director of the Company: specified herein or, if a choice is not specified, they will vote “FOR” the   four nominees listed in Item 1, “FOR” the proposals set forth in Items 2 and FOR  WITHHOLD   , and in their discretion on the conduct of other business if properly   Charles S. Crow III   raised.   J. Lynne Cannon   This proxy is solicited by the Board of Directors of the Company.   Carmen M. Penta   William J. Barrett   FOR  AGAINST ABSTAIN   .   The approval of the compensation of the Company’s named executive   officers on an advisory (non-binding) basis.   3.   The ratification of the selection of BDO USA LLP as independent   registered public accounting firm of the Company for the Company’s 2018 fiscal year.   4.  In their discretion, on the conduct of other business if properly raised.   JOHN SMITH   1234 MAIN STREET   APT. 203   NEW YORK, NY 10038   To change the address on your account, please check the box at right and   indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.   Signature of Shareholder Date: Signature of Shareholder Date:   Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full   title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.